Exhibit 2.1

Dated September 8, 2025

BUSINESS COMBINATION AGREEMENT

between

Vine Hill Capital Investment Corp.,

Odysseus Holdings Limited,

Odysseus (Cayman) Limited,

and

CoinShares International Limited

(i)

(ii)

EXHIBITS

Exhibit A	--	Form of Shareholder Support Agreement
Exhibit B	--	Form of Sponsor Support Agreement
Exhibit C	--	Form of Registration Rights Agreement
Exhibit D	--	Lock-Up Agreement

(iii)

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT is made and entered into as of September 8, 2025 (this “Agreement”), by and among Vine Hill Capital Investment Corp., a Cayman Islands exempted company (“SPAC”), CoinShares International Limited, a public company limited by shares organized under the laws of the Bailiwick of Jersey, Channel Islands (the “Company”), Odysseus Holdings Limited, a private company limited by shares organized under the laws of the Bailiwick of Jersey, Channel Islands (“Holdco”) and Odysseus (Cayman) Limited, a Cayman Islands exempted company and a wholly owned subsidiary of Holdco (“SPAC Merger Sub”). Each of SPAC, Holdco, SPAC Merger Sub and the Company will individually be referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, (i) SPAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one (1) or more businesses or entities, (ii) Holdco is a newly formed company that was formed by Nominee for the purpose of consummating the Transactions, and (iii) SPAC Merger Sub is a newly formed, wholly-owned, direct subsidiary of Holdco that was formed for the purposes of consummating the Transactions;

WHEREAS, the Parties intend to effect the Mergers upon the terms and conditions set forth in this Agreement whereby (i) at least one (1) day prior to the Closing Date, SPAC shall be merged with and into SPAC Merger Sub, which has elected on IRS Form 8832 to be treated as an entity disregarded as separate from Holdco under Treasury Regulations Section 301.7701-3, effective as of its date of incorporation (the “SPAC Merger”), with SPAC Merger Sub as the surviving entity of such merger (SPAC Merger Sub, in its capacity as the surviving entity of the SPAC Merger, is sometimes referred to herein as the “SPAC Surviving Company”) with the shareholders of the SPAC as of prior to the SPAC Effective Time receiving Holdco Ordinary Shares as SPAC Merger Consideration, (ii) after the SPAC Merger, on the Closing Date, SPAC Merger Sub shall acquire the Company by way of a court sanctioned scheme of arrangement under Jersey law (including Jersey Companies Law) pursuant to which all the shares in the Company will be exchanged for voting shares in Holdco, with SPAC Merger Sub being the direct sole shareholder of the Company (the “Scheme of Arrangement” and, together with the SPAC Merger, the “Mergers”), (iii) the Company shall elect on IRS Form 8832 to be treated as an entity disregarded as separate from its owner under Treasury Regulations Section 301.7701-3, effective as of the day immediately after the Closing Date (the “Company CTB”), and (iv) after the Mergers, the SPAC Surviving Company shall distribute any remaining cash in the Trust Account to Holdco and shall be liquidated (the “Liquidation”);

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (i) determined that the Mergers are in the best interests of SPAC, (ii) approved the execution, delivery and performance of this Agreement, the other Transaction Agreements to which SPAC is or will be a party, and approved the Mergers and the other Transactions, and (iii) determined to recommend that the shareholders of SPAC (the “SPAC Shareholders”) vote to approve the SPAC Shareholder Matters and such other actions as contemplated by this Agreement (the “SPAC Recommendation”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that the Mergers and the other Transactions are fair to, and in the best interests of, the Company and its shareholders and declared it advisable to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement, and the Transaction Agreements to which the Company is or will be a party, and approved the Scheme of Arrangement and the other Transactions to which the Company is a party, and (iii) determined to recommend that the shareholders of the Company (the “Company Shareholders”) vote to approve the Scheme of Arrangement and the other Transactions to which the Company is a party and such other actions as contemplated by this Agreement or that should be approved by the Company Shareholders in the context of, or in connection with, the Transactions (the “Company Shareholder Matters”);

WHEREAS, the Holdco Board has approved the execution, delivery and performance of this Agreement, the other Transaction Agreements to which Holdco is or will be a party, and the consummation of the Transactions, including the SPAC Merger by SPAC Merger Sub and the Scheme of Arrangement;

WHEREAS, the board of directors of SPAC Merger Sub has unanimously (i) approved the execution, delivery and performance of this Agreement and the other Transaction Agreements to which SPAC Merger Sub is or will be a party, and approved the consummation of the Transactions thereunder, and (ii) determined to recommend the approval and adoption of this Agreement, and the consummation of the Transactions, including the SPAC Merger and the Scheme of Arrangement, by Holdco, as the sole shareholder of SPAC Merger Sub;

WHEREAS, a majority in number representing 3/4ths of the voting rights of the members or a class of the members of the Company present and voting either in person or by proxy at a court ordered meeting in connection with the Scheme of Arrangement will have approved the Scheme of Arrangement and the execution, delivery and performance of this Agreement and the consummation of the Transactions subject to sanction by the Royal Court of Jersey;

WHEREAS, Holdco, as the sole shareholder of SPAC Merger Sub, will approve by written resolution the execution, delivery and performance of this Agreement, the SPAC Plan of Merger and the other Transaction Agreements to which SPAC Merger Sub is or will be a party, and the consummation of the Transactions, including the SPAC Merger and the Scheme of Arrangement (the “SPAC Merger Sub Shareholder Approval”);

WHEREAS, for U.S. federal, and applicable state and local, income tax purposes, it is intended that (i) the SPAC Class B Share Conversion shall be treated as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code; (ii) the SPAC Merger shall be treated as a “reorganization” described in Section 368(a)(1)(F) of the Code; (iii) the Scheme of Arrangement, taken together with the Company CTB, shall be treated as a “reorganization” described in Section 368(a) of the Code; and (iv) the Liquidation shall be disregarded (clauses (i) through (iv), the “Intended U.S. Tax Treatment”);

WHEREAS, this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, as a condition to the willingness of, and an inducement to each of, SPAC and the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, the Company and certain Company Shareholders are each entering into a voting support agreement, in substantially the form of Exhibit A attached hereto (the “Shareholder Support Agreement”), providing that, among other things, such Company Shareholders will (i) take all actions necessary to consummate the Transactions, (ii) vote in favor of the Transactions and any related actions and against any other transaction, and (iii) agree not to transfer or redeem any Company Shares prior to the Closing, subject to customary exceptions contained therein;

WHEREAS, as a condition to the willingness of, and an inducement to the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, the Company, SPAC, SPAC Sponsor and certain other SPAC Shareholders are entering into a sponsor support agreement, in substantially the form of Exhibit B attached hereto (the “Sponsor Support Agreement”), providing that, among other things, SPAC Sponsor will (i) take all actions necessary to consummate the Transactions, (ii) vote in favor of the Transactions and any related actions and against any other transaction, (iii) agree not to transfer or redeem any SPAC Shares or withdraw, modify, amend, alter or change, in any manner that is adverse to the Company, its approval and recommendation to the SPAC Shareholders with respect to the Transactions, and (iv) waive certain anti-dilution provisions;

WHEREAS, SPAC, SPAC Sponsor and certain other parties entered into that certain Registration Rights Agreement, dated as of September 5, 2024 (the “Original Registration Rights Agreement”), and, in connection with the Transactions and concurrently with the Closing, Holdco, SPAC Sponsor, SPAC’s officers and independent directors and certain Company Shareholders will amend and restate the Original Registration Rights Agreement in substantially the form attached hereto as Exhibit C (the “A&R Registration Rights Agreement”), providing that, among other things, such Company Shareholders, SPAC Sponsor, and SPAC’s officers and independent directors and their respective transferees will receive certain demand registration rights, and “piggy-back” registration rights with respect to any underwritten offerings by the other and by Holdco (subject to the limitations and other provisions contained therein);

WHEREAS, contemporaneously with execution of this Agreement, SPAC Sponsor will agree to the Private Placement Warrant Cancellation;

WHEREAS, (i) contemporaneously with the execution of, and as a condition and inducement to each of Holdco, the Company and SPAC to enter into this Agreement, the Company has entered into a subscription agreement (the “Committed PIPE Financing Agreement”) with an investor pursuant to which (A) such investor has agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase, at the Closing, 5,000,000 Company Shares at $10.00 per share, for an aggregate cash amount of $50,000,000 and (B) the Company has agreed, subject to such investor’s compliance with its obligations under the Committed PIPE Financing Agreement, to issue to such investor 1,666,667 Company Shares at the Closing (clauses (A) and (B) together, the “Committed PIPE Investment”) and (ii) prior to the Closing, the Company and/or SPAC may enter into Additional PIPE Investment Agreements with certain investors, pursuant to which such investors shall agree to purchase convertible debt, equity or equity-linked instruments in the Company (collectively, the “Additional PIPE Investment,” and together with the Committed PIPE Investment, the “PIPE Investment” and the Company Shares issued in the PIPE Investment, the “PIPE Shares”); and

WHEREAS, as a condition to the willingness of, and an inducement to each of, SPAC and the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement (i) the Company Lock-Up Equity Holders, and (ii) SPAC Sponsor and the other holders of SPAC Class B Shares, will enter into a lock-up agreement in substantially the form of Exhibit D attached hereto (the “Lock-Up Agreement”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.01 Defined Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Act of the Court” is defined in Section 2.04(a).

“Acquisition Effective Time” is defined in Section 2.04(c).

“Additional PIPE Investment Agreements” is defined in Section 8.21(a).

“Additional PIPE Investment” is defined in the Recitals hereto.

“Additional SPAC SEC Reports” is defined in Section 5.06(a).

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the Preamble hereto.

“Anti-Corruption Laws” is defined in Section 4.23.

“Antitrust Laws” shall mean any applicable Legal Requirements of any Governmental Entity regarding matters of anti-competition, restrictive trade practices or foreign investment.

“Approvals” is defined in Section 4.06.

“Audited Financial Statements” is defined in Section 4.07(a).

“Authorization Notice” is defined in in Section 3.01(h).

“Business Day” shall mean any day other than a Friday, a Saturday, a Sunday or other day on which commercial banks in New York, New York, the Bailiwick of Jersey or the Cayman Islands are authorized or required by Legal Requirements to close.

“Cayman Companies Act” shall mean the Companies Act (As Revised) of the Cayman Islands.

“Cayman Registrar” shall mean the Registrar of Companies of the Cayman Islands.

“Certifications” is defined in Section 5.06(a).

“Change in Recommendation” is defined in Section 8.01(b).

“Closing” is defined in Section 2.03.

“Closing Date” is defined in Section 2.03.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Committed PIPE Financing Agreement” is defined in the Recitals hereto.

“Committed PIPE Investment” is defined in the Recitals hereto.

“Communications Plan” is defined in Section 8.06(b).

“Companies Registrar” is defined in Section 2.04.

“Company” is defined in the Preamble hereto.

“Company Board” is defined in the Recitals hereto.

“Company Business Combination” is defined in Section 8.12(a).

“Company CTB” is defined in the Recitals hereto.

“Company D&O Indemnified Party” is defined in Section 8.14(a)(i).

“Company D&O Tail” is defined in Section 8.14(a)(ii).

“Company Disclosure Letter” is defined in the Preamble to Article IV.

“Company Filing Fees” is defined in Section 8.01(d).

“Company Group” is defined in Section 12.16(b).

“Company Intellectual Property” shall mean all Intellectual Property that is owned, purported to be owned by, or in-licensed to the Company, or used or held for use by the Company in the conduct of the Company’s business as now conducted.

“Company Interested Party Transaction” is defined in Section 4.20(a).

“Company IT Systems” shall mean all computer systems, hardware, servers, networks, data communication lines, and other tangible information technology and telecommunications equipment and assets, in each case, owned, leased, or licensed by any of the Group Companies and used in the conduct of their business.

“Company Leased Properties” is defined in Section 4.13(b).

“Company Lock-Up Equity Holders” shall mean holders of the Company Shares issued and outstanding immediately prior to the Acquisition Effective Time who sign the Lock-Up Agreement.

“Company Material Adverse Effect” shall mean any state of facts, change, circumstance, occurrence, event or effect (collectively, an “Effect”), that, individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on (a) the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) the ability of the Company or Holdco, as applicable, to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Company Material Adverse Effect on or in respect of the Group Companies or Holdco, as applicable, has occurred: (i) acts of war, sabotage, civil unrest, cyberterrorism or terrorism, or changes in global, national, regional, state or local political or social conditions (including the outbreak of war or acts of terrorism, or the escalation of any conflict, including the current conflicts between (A) the Russian Federation and Ukraine and (B) Israel and Palestine, or any change, escalation or worsening thereof); (ii) earthquakes, hurricanes, tornados, pandemics or other natural or man-made disasters and other force majeure events; (iii) any Effect attributable to the public announcement, execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities) (provided that this clause (iii) shall not apply to any representation or warranty set forth in Section 4.05); (iv) changes or proposed changes in applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in IFRS (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (vii) Effects generally affecting the industries and markets in which the Group Companies operate; (viii) any action taken, or failure to take action, or such other Effects, in each case, which SPAC Sponsor or SPAC has requested or directed in writing, (ix) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (ix) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Company Material Adverse Effect; or (x) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; provided, however, that if any Effect related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the Group Companies, taken as a whole, relative to similarly situated companies in the industries in which the Group Companies conduct their operations, then such impact shall be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Material Contract” is defined in Section 4.18(a).

“Company Option” is defined in Section 3.03(a).

“Company Option Plan” shall mean any equity incentive plan of the Company or an Affiliate pursuant to which the Company or an Affiliate has granted any stock options or other equity awards with respect to the Company Shares, including any plan under which awards were assumed by the Company in connection with a merger or acquisition.

“Company Option Holder(s)” is defined in Section 3.03(a).

“Company Privileged Communications” is defined in Section 12.16(b).

“Company Real Property Leases” is defined in Section 4.13(b).

“Company Registered Intellectual Property” is defined in Section 4.16(a).

“Company Securityholder Allocations” shall mean, (a) with respect to each holder of Company Shares (other than the PIPE Shares), the aggregate Per Company Share Scheme of Arrangement Consideration allocable to such holder, and (b) with respect to each holder of one (1) or more Company Options, the amount of cash and Converted Options to which such holder is entitled pursuant to the terms of this Agreement and (c) with respect to each holder of PIPE Shares, the aggregate Per PIPE Share Scheme of Arrangement Consideration.

“Company Shareholder Approval” shall mean the affirmative vote of the holders of Company Shares constituting the “Requisite Majority” approving the entrance into and performance of the Company Shareholder Matters.

“Company Shareholder Matters” is defined in the Recitals hereto.

“Company Shareholders” is defined in the Recitals hereto.

“Company Shareholders Meetings” is defined in Section 8.02.

“Company Shares” shall mean the ordinary shares of the Company, with par value £0.000495 per share.

“Company Subsidiaries” is defined in Section 4.02(a).

“Company Transaction Expenses” shall mean, except as otherwise set forth in this Agreement, all reasonable and documented third-party, out-of-pocket fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the other Transaction Agreements and the performance and compliance with this Agreement and the other Transaction Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, reserves evaluators, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, and other third-party fees, in each case, of the Company and its Subsidiaries, and any and all filing fees payable by the Company or any of its Subsidiaries to Governmental Entities in connection with the Transactions.

“Company Treasury Shares” is defined in Section 3.02(a).

“Confidentiality Agreement” shall mean that certain Non-Disclosure Agreement, dated March 18, 2025, by and between SPAC and the Company, as amended and joined from time to time.

“Contract” shall mean any written, legally binding contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other commitment, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Converted Option” is defined in Section 3.03(a).

“Customs & International Trade Authorizations” shall mean any and all licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re-export transfer or import of goods, software, technology, technical data and services.

“Customs & International Trade Laws” shall mean any applicable laws, regulations, orders, directives, and restrictive measures relating to export, import, re-export and transfer of products, software, data, services and technologies imposed, administered or enforced from time to time by any Governmental Entity, including, (a) the United States (including the US Departments of Commerce (Bureau of Industry and Security), Homeland Security (Customs and Border Protection), and State (Directorate of Defense Trade Controls)), (b) the United Nations Security Council, (c) the European Union or any of its Member States, and (d) the United Kingdom.

“Deferred Underwriting Fees” shall mean any underwriting fees, commissions, discount or other form of compensation paid or payable to the underwriters of SPAC’s initial public offering in connection with the completion of any of the Transactions.

“Effective Times” is defined in Section 2.04(b).

“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and any other employee benefit plan, policy, agreement, program or arrangement or employment agreement, whether or not subject to ERISA, whether formal or informal, oral or written, which any Group Company sponsors or maintains for the benefit of its current or former employees, officers, or individuals who provide services and are compensated as individual independent contractors or directors, or with respect to which any Group Company has or could have any direct or indirect liability (contingent or otherwise).

“Equity Exchange Ratio” shall mean the quotient obtained by dividing (a) the Equity Value Per Share by (b) $10.00.

“Equity Value” shall mean an amount equal to $1,200,000,000 plus the aggregate amount of the Company Filing Fees.

“Equity Value Per Share” shall mean an amount equal to (a) the Equity Value divided by (b) the number of Fully Diluted Company Equity Securities.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its subsidiaries is treated as a single employer under Section 414 of the Code.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expense Cap” shall mean, with respect to the SPAC Transaction Expenses, $4,000,000; provided, that, the Company may approve in writing in its sole discretion to increase the Expense Cap in which case the Expense Cap shall be deemed to be such increased amount; provided, that the Expense Cap shall be calculated without including any Deferred Underwriting Fees or placement agent fees payable in connection with the PIPE Investment.

“Financial Advisor” shall mean Stifel, Nicolaus & Company, Incorporated and its affiliates, as financial advisor to the Company and placement agent.

“Financial Services Law” shall mean any law administered by a financial services regulatory agency with jurisdiction over the Parties and/or their products.

“Financial Statements” is defined in Section 4.07(a).

“Foreign Plan” is defined in Section 4.11(l).

“Fraud” shall mean, with respect to any Person, actual and intentional fraud by such Person, applying the common law of the State of New York; provided, that the term “Fraud” does not include the doctrine of constructive or equitable fraud.

“Fully Diluted Company Equity Securities” shall mean (a) the Company Shares issued and outstanding immediately prior to the Acquisition Effective Time (other than the PIPE Shares) and (b) the Company Shares that, immediately prior to the Acquisition Effective Time, would be issued if the Company Options, whether vested or unvested, were net settled by withholding Company Shares upon exercise.

“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in Section 4.01 (Organization and Qualification); Section 4.02 (Company Subsidiaries); Section 4.03 (Capitalization of the Company); Section 4.04 (Authority Relative to this Agreement); Section 4.05(a)(i) (No Conflict; Required Filings and Consents); and Section 4.15 (Brokers); (b) in the case of Holdco and SPAC Merger Sub, the representations and warranties contained in Article VI (Holdco and SPAC Merger Sub); (c) in the case of SPAC, the representations and warranties contained in Section 5.01 (Organization and Qualification); Section 5.02 (Capitalization); Section 5.03 (Authority Relative to this Agreement); Section 5.04 (No Conflict; Required Filings and Consents); and Section 5.18 (Brokers).

“Governing Documents” shall mean the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs including, as applicable, certificates of incorporation or formation, bylaws, memorandum and/or articles of association, limited partnership agreements and limited liability company operating agreements.

“Governmental Entity” shall mean: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any Person having regulatory authorities under Legal Requirements; (c) any self-regulatory organization; or (d) any political subdivision of any of the foregoing; for the avoidance of doubt, including any of the foregoing having jurisdiction over the payment or reporting of any Tax or charged with the enforcement or collection of any Tax.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries.

“Group Company Software” shall mean all proprietary Software owned by any of the Group Companies.

“Holdco” is defined in the Preamble hereto.

“Holdco A&R Memo and Articles” is defined in Section 2.06(a).

“Holdco Assumed Warrant Agreement” shall mean that warrant agreement that will govern the Holdco Public Warrants from and after the Closing.

“Holdco Board” is defined in Section 3.04.

“Holdco Ordinary Shares” shall mean ordinary shares of Holdco, with no par value.

“Holdco Public Warrant” is defined in Section 3.01(h).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“IFRS” is defined in Section 4.07(a).

“Inbound License” is defined in Section 4.18(a)(xiii).

“Incentive Equity Plan” is defined in Section 8.18.

“Indebtedness” shall mean all of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property, stock or services including any earn-out payments; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.

“Insider” is defined in Section 4.20(a).

“Insurance Policies” is defined in Section 4.19.

“Intellectual Property” shall mean all rights in or to intellectual property throughout the world, whether registered or unregistered, including: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), and improvements thereto, and all patents and patent applications; (b)  copyrights and original works of authorship or other copyrightable subject matter, including literary works, pictorial and graphic works, and all rights (including “moral” rights) therein (collectively, “Copyrights”); (c) trademarks, service marks, trade names, brand names, trade dress rights, logos, and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (d)  Internet domain names and social media accounts; (e) proprietary rights in Software; (f) trade secrets, confidential and proprietary information; and (g) applications and registrations, and any renewals, extensions and reversions, of the foregoing.

“Intended U.S. Tax Treatment” is defined in the Recitals hereto.

“Jersey Companies Law” shall mean the Companies (Jersey) Law 1991, as amended from time to time.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, of: (a) with respect to the Company, Holdco and SPAC Merger Sub, the individuals listed on Schedule 1.02(a) of the Company Disclosure Letter and (b) with respect to SPAC, the individuals listed on Schedule 1.02(b) of the SPAC Disclosure Letter.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of civil or common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lien” shall mean any mortgage, pledge, security interest, shared interest, encumbrance, lien, license, grant, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Liquidation” is defined in the Recitals hereto.

“Listing Exchange” shall mean Nasdaq or the New York Stock Exchange.

“Lock-Up Agreement” is defined in the Recitals hereto.

“Material Customers” is defined in Section 4.18(a)(ii).

“Material Suppliers” is defined in Section 4.18(a)(ii).

“Mergers” is defined in the Recitals hereto.

“Nasdaq” shall mean The Nasdaq Stock Market.

“Nominee” shall mean Jeri-Lea Brown.

“Nominee Holdco Shares” is defined in Section 3.04.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” shall mean any Software that is licensed or distributed as “free software” (as defined by the Free Software Foundation) or as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd).

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Ordinary Course of Business” means, with respect to the Company, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Original Registration Rights Agreement” is defined in the Recitals hereto.

“Outside Date” is defined in Section 10.01(b).

“Owned Intellectual Property” shall mean all Intellectual Property that is owned or purported to be owned by any of the Group Companies.

“Parties” is defined in the Preamble hereto.

“Party” is defined in the Preamble hereto.

“Payor” is defined in Section 3.09.

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“PCAOB Audited Financial Statements” is defined in Section 8.20.

“PCAOB Financial Statements” is defined in Section 8.20.

“Per Company Share Scheme of Arrangement Consideration” is defined in Section 3.02(b).

“Permitted Lien” shall mean (a) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are appropriately and sufficiently reserved for on the Financial Statements in accordance with IFRS; (b) statutory and contractual Liens made by or of landlords with respect to any Company Leased Property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) zoning, building, planning, and other limitations and restrictions, including all rights of any Governmental Entity or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, to the extent they do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected Company Leased Property; (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (f) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of any of the Group Companies; and (g) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens that do not materially interfere with the present use or value of the assets of the Group Companies or the rights under the Company Real Property Leases.

“Per PIPE Share Scheme of Arrangement Consideration” is defined in Section 3.02(b).

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean any definition for such term or for any similar terms (e.g., “personally identifiable information,” “protected health information,” or “PII”) provided by applicable Legal Requirement.

“PH” is defined in Section 12.16(a).

“PIPE Investment” is defined in the Recitals hereto.

“PIPE Investment Agreements” shall mean, collectively, the Committed PIPE Financing Agreement and the Additional PIPE Financing Agreements.

“PIPE Investors” shall mean the investors party to the PIPE Investment Agreements.

“PIPE Shares” is defined in the Recitals hereto.

“Private Placement Warrants” shall mean those warrants that (i) were purchased by the SPAC Sponsor in a private placement that occurred simultaneously with the completion of the SPAC’s initial public offering or (ii) were, or are after the date hereof, issued in connection with the conversion of working capital loans made to SPAC by SPAC Sponsor, and are subject to the Warrant Agreement.

“Private Placement Warrant Cancellation” is defined in Section 3.01(b).

“Proxy Clearance Date” is defined in Section 8.01(a)(i).

“Proxy Statement” is defined in Section 8.01(a)(i).

“Public Warrants” shall mean those warrants that were part of the units issued as part of the SPAC’s IPO and are subject to the Warrant Agreement.

“Reference Date” shall mean March 8, 2024.

“Registration Rights Agreement” is defined in the Recitals hereto.

“Registration Shares” is defined in Section 8.01(a)(i).

“Registration Statement” is defined in Section 8.01(a)(i).

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Representatives” of a Person shall mean such Person’s employees, officers, directors, managers, consultants, attorneys, accountants, advisors, agents and other representatives.

“Required SPAC Shareholder Approval” is defined in Section 9.01(a).

“Required SPAC Shareholder Matter” is defined in Section 8.01(a)(i).

“Requisite Majority” shall mean the votes required to obtain the Company Shareholder Approval pursuant to the Company’s articles of association, as in effect as of the Company Shareholder Approval date and the Jersey Companies Law.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (including Crimea, Cuba, the so-called Donetsk People’s Republic, Iran, the so-called Luhansk People’s Republic, North Korea and Syria).

“Sanctioned Person” shall mean any Person that is (i) the subject or target of Sanctions, including any Person listed in any Sanctions-related list maintained by the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, Switzerland or any European Union member state; (ii) any Person located, organized, resident in or national of a Sanctioned Country; or (iii) any Person fifty percent (50%) or more owned, directly or indirectly, or otherwise controlled by or acting on behalf of any such Person or Persons described in the foregoing clauses (i) and (ii).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including through OFAC, the U.S. Department of Commerce or the U.S. Department of State), the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom, Switzerland, the Bailiwick of Jersey or as implemented under the laws of the Cayman Islands or extended to the Cayman Islands by the Orders of His Majesty in Council.

“Scheme of Arrangement” is defined in the Recitals hereto.

“Scheme of Arrangement Consideration” shall mean (i) the aggregate number of Per Company Share Scheme of Arrangement Consideration issuable upon the Acquisition Effective Time in consideration for the conversion of Company Shares (other than the PIPE Shares) pursuant to Section 3.02 plus (ii) the aggregate Per PIPE Share Scheme of Arrangement Consideration issuable upon the Acquisition Effective Time in consideration for the conversion of PIPE Shares.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Support Agreement” is defined in the Recitals hereto.

“Software” shall mean any and all (a) computer software, applications, and programs (whether in source code, object code, human readable form or other form), including application programming interfaces, mobile applications, user interfaces, firmware, development tools, templates, menus, buttons, icons, and (b) documentation, including user manuals and training materials, related to any of the foregoing or associated therewith.

“SPAC” is defined in the Preamble hereto.

“SPAC Board” is defined in the Recitals hereto.

“SPAC Business Combination” is defined in Section 8.12(b).

“SPAC Class A Shares” is defined in Section 5.02(a).

“SPAC Class B Share Conversion” is defined in Section 3.01(a).

“SPAC Class B Shares” is defined in Section 5.02(a).

“SPAC D&O Indemnified Party” is defined in Section 8.14(b)(i).

“SPAC D&O Tail” is defined in Section 8.14(b)(ii).

“SPAC Disclosure Letter” is defined in the Preamble to Article V.

“SPAC Dissenting Shareholders” is defined in Section 3.01(h).

“SPAC Dissenting Shares” is defined in in Section 3.01(h).

“SPAC Effective Time” is defined in Section 2.04(b).

“SPAC Group” is defined in Section 12.16(a).

“SPAC Material Adverse Effect” shall mean any Effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on (a) the business, assets, financial condition or results of operations of SPAC; or (b) the ability of SPAC to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a SPAC Material Adverse Effect on or in respect of SPAC, has occurred: (i) acts of war, sabotage, civil unrest, cyberterrorism or terrorism, or changes in global, national, regional, state or local political or social conditions (including the outbreak of war or acts of terrorism, or the escalation of any conflict, including the current conflicts between (A) the Russian Federation and Ukraine and (B) Israel and Palestine, or any change, escalation or worsening thereof); (ii) earthquakes, hurricanes, tornados, pandemics or other natural or man-made disasters and other force majeure events; (iii) any Effect attributable to the announcement, execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities); (iv) changes or proposed changes in applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in U.S. GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (vii) Effects generally affecting special purposes acquisition companies, including, but not limited to, the extension of a special purpose acquisition company’s termination date; (viii) any action taken, or failure to take action, or such other Effects, in each case, which the Company has requested or directed in writing; (ix) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (ix) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a SPAC Material Adverse Effect; or (x) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; provided, however, that if any Effect related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of SPAC, relative to similarly situated companies in the industries in which SPAC conducts its operations, then such impact shall be taken into account in determining whether a SPAC Material Adverse Effect has occurred.

“SPAC Merger” is defined in the Recitals hereto.

“SPAC Merger Consideration” is defined in Section 3.01(e).

“SPAC Merger Sub” is defined in the Preamble hereto.

“SPAC Merger Sub Shareholder Approval” is defined in the Recitals hereto.

“SPAC Plan of Merger” is defined in Section 2.04(a).

“SPAC Privileged Communications” is defined in Section 12.16(a).

“SPAC Recommendation” is defined the Recitals hereto.

“SPAC Redeeming Shares” is defined in Section 3.01(d).

“SPAC SEC Reports” is defined in Section 5.06(a).

“SPAC Shareholder Matters” is defined in Section 8.01(a)(i).

“SPAC Shareholder Redemption” is defined in Section 8.01(a)(i).

“SPAC Shareholders” is defined the Recitals hereto.

“SPAC Shares” is defined in Section 5.02(a).

“SPAC Sponsor” shall mean Vine Hill Capital Sponsor I LLC, a Delaware limited liability company.

“SPAC Surviving Company” is defined in the Recitals hereto.

“SPAC Transaction Expenses” shall mean all reasonable and documented out-of-pocket fees and expenses of SPAC, including such fees and expenses incurred in connection with the Transactions, the negotiation and preparation of this Agreement and the other Transaction Agreements and the performance and compliance with this Agreement and the other Transaction Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, reserves evaluators, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors and placement agents) and expenses, management compensation (including deferred salaries) and other third-party fees and any Deferred Underwriting Fees, the cost of the SPAC D&O Tail, and any and all filing fees payable by SPAC to Governmental Entities under the HSR Act or any other applicable Antitrust Laws in connection with the Transactions; provided, that SPAC Transaction Expenses shall not include (A) initial underwriting fees, commissions and other offering expenses in connection with the initial public offering of SPAC (but may include Deferred Underwriting Fees), or (B) any costs, fees and expenses incurred in connection with the investigation or pursuit of prospective business combinations other than the Transactions.

“SPAC Transaction Expenses Cap Excess” is defined in Section 8.22.

“SPAC Unit Separation” is defined in Section 3.01(c).

“SPAC Units” shall mean the units sold by SPAC in its initial public offering, each consisting of one (1) share of SPAC Class A Share and one-half of one (1/2) Public Warrant.

“SPAC Warrants” is defined in Section 5.02(a).

“Special Meeting” is defined in Section 8.01(b).

“Special Meeting Date” is defined in Section 8.01(b).

“Sponsor Forfeited Shares” is defined in Section 3.01(a).

“Sponsor Support Agreement” is defined in the Recitals hereto.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one (1) or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one (1) or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Tax” or “Taxes” shall mean any and all national, federal, state, provincial, local and other taxes, including, gross receipts, income, capital gains, profits, license, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, excise, property, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges in the nature of a tax, in each case, imposed by a Governmental Entity, (whether disputed or not) together with all interest, penalties, and additions imposed by a Governmental Entity with respect to (or in lieu of) any such amounts.

“Tax Return” shall mean any return, declaration, report, claim for refund, statement, election, form, information return, disclosure or other document filed, or required to be filed, with (or submitted to) any Governmental Entity with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Transaction Agreements” shall mean this Agreement, the Registration Rights Agreement, the Holdco A&R Memo and Articles, the Shareholder Support Agreement, the Sponsor Support Agreement, the PIPE Investment Agreements, the Lock-Up Agreement, the SPAC Plan of Merger and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” shall mean the transactions contemplated by this Agreement and the other Transaction Agreements, including the Mergers.

“Transfer Agent” is defined in Section 3.06(a).

“Transfer Taxes” is defined in Section 8.15.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account” is defined in Section 5.11(a).

“Trust Agreement” is defined in Section 5.11(a).

“Trust Termination Letter” is defined in Section 8.07.

“Trustee” shall mean Continental Stock Transfer & Trust Company, as trustee under the Trust Agreement.

“U.S. GAAP” is defined in Section 5.06(a).

“USD Dividend” shall mean the dividend of GBP 20,000,000 declared by the Company on April 2, 2025 for the year ended December 31, 2024 and to be paid in installments, and which has been subsequently re-denominated in USD on May 12, 2025 to USD 25,091,000 (using the closing rate at which the Company Group's financial statements were converted) due to the change in the Company Group's functional currency.

“Unaudited Financial Statements” is defined in Section 4.07(a).

“Unvested Company Options” is defined in Section 3.03(a).

“Vested Company Options” is defined in Section 3.03(a).

“W&C” is defined in Section 12.16(b).

“WARN Act” is defined in Section 4.12(f).

“Warrant Agreement” shall mean the Warrant Agreement, dated as of September 5, 2024, between SPAC and Continental Stock Transfer & Trust Company, as warrant agent.

“Warrant Assumption Agreement” is defined in Section 8.19.

“Willful Breach” shall mean, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes or is a consequence of, a purposeful act or failure to act by any such party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

“Written Objection” is defined in in Section 3.01(h).

Article II
THE MERGERS

Section 2.01 SPAC Merger.

(a) At the SPAC Effective Time, SPAC will be merged with and into SPAC Merger Sub upon the terms and subject to the conditions set forth in this Agreement, the SPAC Plan of Merger and in accordance with the applicable provisions of the Cayman Companies Act, whereupon the separate corporate existence of SPAC will cease and SPAC Merger Sub will continue its existence under the Cayman Companies Act as the SPAC Surviving Company.

(b) From and after the SPAC Effective Time, the SPAC Surviving Company will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of SPAC and SPAC Merger Sub, all as provided under the applicable provisions of the Cayman Companies Act.

Section 2.02 Scheme of Arrangement.

(a)  At the Acquisition Effective Time, the acquisition of the Company by SPAC Merger Sub upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Jersey Companies Law will be effective following the delivery of the relevant Act of the Royal Court of Jersey relating to the Scheme of Arrangement to the Companies Registrar, whereupon the Company will continue its existence under the Jersey Companies Law as a wholly-owned subsidiary of SPAC Merger Sub, on the terms and subject to the conditions set forth in this Agreement.

Section 2.03 Closing. Unless this Agreement has been terminated pursuant to Article X, and subject to the satisfaction or waiver of the conditions set forth in Article IX, subject to Section 2.04 regarding the applicable Effective Times, the consummation of the Transactions (the “Closing”) will occur at a time and date to be specified in writing by the Company and SPAC, which will be no later than three (3) Business Days after satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as SPAC and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”.

Section 2.04 Effective Times.

(a) Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable, but in any event, not later than the day prior to the Acquisition Effective Time, the Parties will cause the SPAC Merger to be consummated by executing a plan of merger (the “SPAC Plan of Merger”) and filing the SPAC Plan of Merger together with any other documents required to effect the SPAC Merger pursuant to the Cayman Companies Act with the Cayman Registrar, in such form as required by, and executed in accordance with the relevant provisions of, the Cayman Companies Act. As soon as practicable after the determination of the date on which the Closing is to take place, each of the Company, Holdco and SPAC Merger Sub shall, in coordination with each other, subject to the sanction of the Royal Court of Jersey, deliver to the Jersey Registrar of Companies (the “Companies Registrar”) the relevant Act of the Royal Court of Jersey sanctioning the Scheme of Arrangement (the “Act of the Court”) on the proposed date of the Closing. On the Closing Date, the Companies Registrar shall be requested to issue a certificate evidencing the registration of the Act of the Royal Court of Jersey relating to the Scheme of Arrangement in accordance with Article 125 of the Jersey Companies Law.

(b) The SPAC Merger will become effective at such time as the SPAC Plan of Merger is duly registered by the Cayman Registrar or at such later date or time as is agreed between the Company and SPAC and specified in the SPAC Plan of Merger pursuant to the Cayman Companies Act (such time as the SPAC Merger becomes effective being the “SPAC Effective Time” and, together with the Acquisition Effective Time, the “Effective Times”).

(c) The Scheme of Arrangement will become effective upon the delivery of the Act of the Court sanctioning the Scheme of Arrangement to the Companies Registrar in accordance with Article 125 of the Jersey Companies Law (such time as the Scheme of Arrangement becomes effective being the “Acquisition Effective Time”). The Parties shall take all necessary actions such that the Acquisition Effective Time shall take place at least one (1) day after the SPAC Effective Time and, in any event, on the Closing Date.

Section 2.05 Effect of Mergers. At the applicable Effective Times, the effect of the Mergers will be as provided in this Agreement, the SPAC Plan of Merger, the applicable provisions of the Cayman Companies Act, the Act of the Court and the applicable provisions of the Jersey Companies Law; without limiting the generality of the foregoing, and subject thereto, at the SPAC Effective Time, all the property, rights, privileges of SPAC shall vest in the SPAC Surviving Company, and all debts, liabilities, obligations and duties of SPAC shall become debts, liabilities, obligations and duties of the SPAC Surviving Company.

Section 2.06 Governing Documents.

(a) Immediately prior to the Acquisition Effective Time, the memorandum and articles of association of Holdco will be amended and restated in their entirety in a form of public company articles of association to be mutually agreed by SPAC and the Company (the “Holdco A&R Memo and Articles”) until thereafter changed or amended as provided therein or by applicable law and the application required to re-register Holdco as public company under Jersey law will be made to the Companies Registrar.

(b) At the SPAC Effective Time, pursuant to the SPAC Plan of Merger, the memorandum and articles of association of the SPAC Merger Sub as in effect immediately prior to the SPAC Effective Time shall be the memorandum and articles of association of SPAC Surviving Company, until thereafter changed or amended as provided therein or by applicable law.

Section 2.07 Director Appointments. Except as otherwise agreed in writing by the Company and SPAC prior to the Closing, (i) the Holdco Board shall be as outlined in Section 8.17 of this Agreement, and (ii) until successors are duly elected or appointed and qualified in accordance with applicable law and the Governing Documents of SPAC Surviving Company, the directors and officers of SPAC Surviving Company shall be the directors and officers of the SPAC Merger Sub immediately prior to the SPAC Effective Time.

Article III
CLOSING TRANSACTIONS

Section 3.01  Effect on SPAC Shares, Units and Warrants and SPAC Merger Sub Shares in the SPAC Merger.

(a) SPAC Class B Share Conversion. In connection with Closing, one (1) day prior to the SPAC Effective Time, SPAC Sponsor shall elect to convert each issued and outstanding SPAC Class B Share (but excluding the 2,933,333 SPAC Class B Shares irrevocably forfeited and surrendered by Sponsor to SPAC for no consideration as a contribution to the capital of SPAC (the "Sponsor Forfeited Shares")) held by SPAC Sponsor into SPAC Class A Shares, on a one-for-one basis, in accordance with the terms of the Governing Documents of the SPAC and the Sponsor Support Agreement (the “SPAC Class B Share Conversion”).

(b) Private Placement Warrant Cancellation. In connection with Closing, one (1) day prior to the SPAC Effective Time, each Private Placement Warrant that is outstanding at such time shall, pursuant to the Sponsor Support Agreement, be forfeited to SPAC for no consideration and cancelled (the “Private Placement Warrant Cancellation”).

(c) SPAC Unit Separation. Immediately prior to the SPAC Effective Time, to the extent any SPAC Units remain outstanding and unseparated, the SPAC Class A Shares and Public Warrants comprising each such issued and outstanding SPAC Unit shall be automatically separated (the “SPAC Unit Separation”) and the holder of each SPAC Unit shall be deemed to hold one (1) SPAC Class A Share and one-half of one (1/2) Public Warrant, with any fractional Public Warrant rounded down to the nearest whole number of Public Warrants, and immediately following the SPAC Unit Separation, all SPAC Units shall automatically be cancelled and shall cease to exist, and the holders of SPAC Units immediately prior to the SPAC Unit Separation shall cease to have any rights with respect to such SPAC Units except as provided herein.

(d) SPAC Shareholder Redemptions. At the SPAC Effective Time, by virtue of the SPAC Merger and without any action on the part of the SPAC, SPAC Merger Sub or any holder of any SPAC Shares or share capital of SPAC Merger Sub, each SPAC Class A Share that was initially sold in SPAC’s initial public offering and that a holder thereof has timely and validly elected to redeem pursuant to the exercise of the SPAC Shareholder Redemption rights (and not waived, withdrawn or otherwise lost such rights) (“SPAC Redeeming Shares”), shall automatically be canceled and cease to exist and shall thereafter represent only the right to receive a pro rata share of the aggregate amount payable with respect to all redemptions of the SPAC Class A Shares on the terms and subject to the conditions set forth in the Governing Documents of SPAC.

(e) Conversion of SPAC Shares. At the SPAC Effective Time, by virtue of the SPAC Merger and without any action on the part of the SPAC, SPAC Merger Sub or any holder of any SPAC Shares or share capital of SPAC Merger Sub, each SPAC Class A Share (after taking into account the SPAC Class B Share Conversion and the SPAC Unit Separation, but not including the Sponsor Forfeited Shares, the SPAC Dissenting Shares, the SPAC Shares cancelled pursuant to Section 3.01(f) or the SPAC Redeeming Share), issued and outstanding immediately prior to the SPAC Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable Holdco Ordinary Share (such Holdco Ordinary Shares referred to collectively as the “SPAC Merger Consideration”), and all such SPAC Shares shall cease to be outstanding and shall cease to exist, and each holder of a certificate representing any such SPAC Shares or SPAC Shares held in book entry form shall cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 3.01(e), the SPAC Merger Consideration. The number of Holdco Ordinary Shares that each holder of SPAC Shares is entitled to receive as a result of the SPAC Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any share split, share subdivision, split-up, reverse share split, share consolidation, share dividend or distribution (including any dividend or distribution of securities convertible into Holdco Ordinary Shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Holdco Ordinary Shares occurring on or after the date hereof and prior to the Closing, if any.

(f) Cancellation of Certain SPAC Shares. At the SPAC Effective Time, by virtue of the SPAC Merger and without any action on the part of the SPAC, SPAC Merger Sub or any holder of any SPAC Shares or share capital of SPAC Merger Sub, all SPAC Shares that are owned by the SPAC or any wholly owned subsidiary of the SPAC immediately prior to the SPAC Effective Time shall automatically be canceled, and no other consideration shall be delivered or deliverable in exchange therefor.

(g) Conversion of SPAC Merger Sub Shares. At the SPAC Effective Time, by virtue of the SPAC Merger and without any action on the part of SPAC, SPAC Merger Sub or any holder of any SPAC Shares or share capital of SPAC Merger Sub, each ordinary share of SPAC Merger Sub that is issued and outstanding immediately prior to the SPAC Effective Time shall be converted into one (1) ordinary share of SPAC Surviving Company, which shall constitute the only outstanding share capital of SPAC Surviving Company.

(h) SPAC Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, the SPAC Shares that are issued and outstanding immediately prior to the SPAC Effective Time and that are held by SPAC Shareholders who shall have demanded properly in writing dissenters’ rights for such SPAC Shares in accordance with Section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “SPAC Dissenting Shares” and the holders of such SPAC Dissenting Shares being the “SPAC Dissenting Shareholders”) shall be automatically cancelled and cease to exist at the SPAC Effective Time and shall thereafter represent only the right to be paid by SPAC the fair value of such SPAC Dissenting Shares and such other rights provided pursuant to Section 238 of the Cayman Companies Act and shall not be converted into, and such SPAC Dissenting Shareholders shall have no right to receive, the applicable SPAC Merger Consideration, unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Companies Act. The SPAC Shares owned by any SPAC Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Companies Act shall be cancelled and converted into, and to have become exchangeable for, as of the SPAC Effective Time, the right to receive the applicable SPAC Merger Consideration pursuant to Section 3.01(e), without any interest thereon. If any SPAC Shareholder gives to SPAC, before the Required SPAC Shareholder Approval is obtained at the Special Meeting, written objection to the SPAC Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Companies Act (i) SPAC shall, in accordance with Section 238(4) of the Cayman Companies Act, promptly give written notice of the authorization of the SPAC Merger (the “Authorization Notice”) to each such SPAC Shareholder who has made a Written Objection, and (ii) SPAC and the Company may, but are not obliged to, delay the commencement of the Closing and the filing of the SPAC Plan of Merger with the Cayman Registrar, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Article IX.

(i) Treatment of Public Warrants. At the SPAC Effective Time, by virtue of the SPAC Merger and without any action on the part of SPAC, SPAC Merger Sub or any holder of any Public Warrant and pursuant to the terms of the Holdco Assumed Warrant Agreement, each Public Warrant that is outstanding and unexercised immediately prior to the SPAC Effective Time (assuming consummation of the SPAC Unit Separation), shall be converted into and become a warrant to purchase one (1) Holdco Ordinary Share, and Holdco shall assume each such Public Warrant in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to SPAC Class A Shares under Public Warrants assumed by Holdco shall thereupon be converted into rights with respect to Holdco Ordinary Shares (a “Holdco Public Warrant”). Accordingly, from and after the SPAC Effective Time: (i) each Holdco Public Warrant may be exercised solely for Holdco Ordinary Shares; (ii) the number of Holdco Ordinary Shares subject to each Holdco Public Warrant shall be equal to the number of SPAC Class A Shares that were subject to such Public Warrant, as in effect immediately prior to the SPAC Effective Time; (iii) the per share exercise price for the Holdco Ordinary Shares issuable upon exercise of each Holdco Public Warrant shall be equal to the per share exercise price of SPAC Class A Shares subject to such Public Warrant, as in effect immediately prior to the SPAC Effective Time; and (iv) any restriction on the exercise of any Holdco Public Warrant shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Public Warrant shall otherwise remain unchanged. The Parties shall take all lawful actions to effect the aforesaid provisions of this Section 3.01(i), including causing the Warrant Agreement to be amended or amended and restated to the extent necessary to give effect to this Section 3.01(i), including adding Holdco as a party thereto.

Section 3.02 Effect on Company Securities in the Scheme of Arrangement. At the Acquisition Effective Time, by virtue of the Scheme of Arrangement and without any action on the part of the Company or any holders of Company Shares:

(a) Deemed Transfer of Certain Company Shares. All Company Shares that are owned by the Company or any wholly-owned subsidiary of the Company (collectively, “Company Treasury Shares”) immediately prior to the Acquisition Effective Time, if any, shall be deemed to have been transferred to SPAC Merger Sub and no consideration shall be delivered or deliverable in exchange therefor.

(b) Conversion of Company Shares. (i) Each Company Share issued and outstanding immediately prior to the Acquisition Effective Time (except for Company Treasury Shares and the PIPE Shares) will, by virtue of the Scheme of Arrangement and upon the terms and subject to the conditions set forth in this Agreement, be exchanged for the number of Holdco Ordinary Shares equal to the Equity Exchange Ratio (the “Per Company Share Scheme of Arrangement Consideration”), and as of the Acquisition Effective Time, each holder thereof shall cease to have any other rights in or to the Company and (ii) each PIPE Share will, by virtue of the Scheme of Arrangement and upon the terms and subject to the conditions set forth in this Agreement, be exchanged for one (1) validly issued, fully paid and non-assessable Holdco Ordinary Share (the “Per PIPE Share Scheme of Arrangement Consideration”), and as of the Acquisition Effective Time, each holder thereof shall cease to have any other rights in or to the Company.

Section 3.03 Treatment of Company Options.

(a) For purposes of this Agreement, the term “Company Option” means each outstanding and unexercised option to purchase Company Shares, whether or not then vested or fully exercisable, granted prior to the Acquisition Effective Time to any current or former employee, officer, director or other service provider of the Group Companies (each such individual or Person, a “Company Option Holder” and collectively, the “Company Option Holders”). At the Acquisition Effective Time, all of the Company Options outstanding immediately prior to the Acquisition Effective Time that are vested (the “Vested Company Options”) will, automatically and without any action on the part of any Company Option Holder or beneficiary thereof, be cancelled and be converted into a right to receive an amount in cash (less applicable withholdings) equal to the product of (i) the excess, if any, of (A) the Equity Value Per Share over (B) the exercise price per share of such Vested Company Option, and (ii) the number of Company Shares underlying such Vested Company Option. At the Acquisition Effective Time, all of the Company Options outstanding immediately prior to the Acquisition Effective Time that have not vested (the “Unvested Company Options”) will, automatically and without any action on the part of any Company Option Holder or beneficiary thereof, be assumed by Holdco, and each such Unvested Company Option shall be converted into an option to purchase Holdco Ordinary Shares (each, a “Converted Option”). Each Converted Option shall continue to be subject to the same terms and conditions as were applicable to such Unvested Company Option immediately before the Acquisition Effective Time (including expiration date and exercise provisions), except that: (i) the “administrator” with respect to each Converted Option shall be the Board of Directors of Holdco or such committee as the Board of Director of Holdco may appoint, (ii) each Converted Option shall be exercisable for that number of Holdco Ordinary Shares equal to the product (rounded down to the nearest whole number) of (A) the number of Company Shares subject to the Unvested Company Option immediately before the Acquisition Effective Time multiplied by (B) the Equity Exchange Ratio and (iii) the per share exercise price of each Holdco Ordinary Share issuable upon exercise of the Converted Option shall be equal to the quotient obtained by dividing (A) the exercise price per Company Share of such Company Option immediately before the Acquisition Effective Time by (B) the Equity Exchange Ratio (rounded up to the nearest cent); provided, however, that with respect to grantees subject to Taxes in the United States the exercise price and the number of Holdco Ordinary Shares purchasable under each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of Holdco Ordinary Shares purchasable under such Converted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(b) Prior to the Acquisition Effective Time, the Company shall deliver to each Company Option Holder a notice, in a form reasonably acceptable to SPAC, setting forth the effect of the Mergers (including the Scheme of Arrangement) on such Company Option Holder’s Company Options and describing the treatment of such Company Options in accordance with this Section 3.03.

(c) Prior to the Acquisition Effective Time, the Company shall provide such notice, if any, to the extent required under the terms of the Company Option Plan; obtain any necessary consents, waivers or releases; adopt applicable resolutions; amend the terms of the Company Option Plan or any outstanding awards; and take all other appropriate actions to: (i) effectuate the provisions of this Article III; and (ii) ensure that after the Effective Times (including the Acquisition Effective Time), neither any holder of Company Options, any beneficiary thereof, nor any other participant in the Company Option Plan shall have any right thereunder to acquire any securities of Company or Holdco or to receive any payment or benefit with respect to any award previously granted under the Company Option Plan, except as provided in this Article III.

Section 3.04 Redemption of Nominee Shares in Holdco. Immediately following the completion of the SPAC Merger, the shares of Holdco held by the Nominee (the “Nominee Holdco Shares”) shall pursuant to the provisions of Holdco’s articles of association and Article 55 of the Jersey Companies Law, become automatically redeemable for the consideration equal to the amount, if any, of the consideration originally paid by the Nominee for such Nominee Holdco Shares, it being expressly stated in Holdco’s articles of association that such conversion shall not constitute a variation of class rights under Jersey Companies Law (the “Nominee Redemption”). In order to implement the Nominee Redemption the board of directors of Holdco (“Holdco Board”) shall approve the Nominee Redemption and pass the statutory solvency statement required under Article 55 of the Jersey Companies Law. The Holdco Ordinary Shares formerly held by the Nominee shall be thereafter canceled.

Section 3.05 Issuance of Holdco Ordinary Shares.

(a) Notwithstanding anything in this Agreement, no fraction of a Holdco Ordinary Share will be issued by virtue of the Scheme of Arrangement, and the Persons who would otherwise be entitled to a fraction of a Holdco Ordinary Share or (after aggregating all fractional Holdco Ordinary Shares, that otherwise would be received by such Person) shall receive from Holdco, in lieu of such fractional share, and to the extent a fractional Holdco Ordinary Share is issuable as part of the Scheme of Arrangement Consideration after aggregating all fractional Holdco Ordinary Shares, as applicable, that otherwise would be received by such shareholder, one (1) Holdco Ordinary Share.

(b) The number of Holdco Ordinary Shares that each Person is entitled to receive as a result of the Scheme of Arrangement and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Holdco Ordinary Shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Holdco Ordinary Shares occurring on or after the date hereof and prior to the Closing.

Section 3.06 Transfer Agent Procedures.

(a) Following the date hereof and prior to the Effective Times, Holdco shall appoint Computershare or another qualified transfer agent as mutually agreed by the Company and SPAC, to act as the transfer agent (the “Transfer Agent”) for purposes of issuing the SPAC Merger Consideration and Scheme of Arrangement Consideration pursuant to Section 3.01 and Section 3.02, respectively. Each of the SPAC and the Company shall, and shall cause its respective Representatives to, reasonably cooperate with the Transfer Agent in connection with the covenants and agreements in this Section 3.06, including the provision of any information, or the entry into any agreements or documentation, necessary or advisable, as determined in good faith by Holdco, or otherwise required by the Transfer Agent to fulfill its duties as the Transfer Agent in connection with the Transactions.

(b) At the Acquisition Effective Time, Holdco shall deposit with the Transfer Agent the Scheme of Arrangement Consideration. As soon as practicable after the Acquisition Effective Time (and in no event later than five (5) Business Days after the Acquisition Effective Time), Holdco shall cause the Transfer Agent to issue to each record holder of Company Shares entitled to receive a portion of the Scheme of Arrangement Consideration their respective Per Company Share Scheme of Arrangement Consideration and/or Per PIPE Share Scheme of Arrangement Consideration, as applicable, in book-entry form. All Holdco Ordinary Shares issued in accordance with this Section 3.06(b) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares, and there shall be no further registration of transfers on the records of the Company of the Company Shares that were outstanding immediately prior to the Acquisition Effective Time. If, after the Acquisition Effective Time, Company Shares are presented to Holdco or the Company for any reason, they shall be exchanged as provided in this Section 3.06(b).

(c) At the SPAC Effective Time, Holdco shall deposit with the Transfer Agent the SPAC Merger Consideration. As soon as practicable after the SPAC Effective Time (and in no event later than five (5) Business Days after the SPAC Effective Time), Holdco shall cause the Transfer Agent to issue the SPAC Merger Consideration to the record holders of SPAC Shares entitled to receive a portion of the SPAC Merger Consideration in book-entry form, and the electronic or book entry positions representing the SPAC Shares shall be canceled. All Holdco Ordinary Shares issued in accordance with this Section 3.06(c) shall be deemed to have been issued in full satisfaction of all rights pertaining to the SPAC Shares and there shall be no further registration of transfers on the records of the SPAC Surviving Company of the SPAC Shares that were outstanding immediately prior to the SPAC Effective Time. If, after the SPAC Effective Time, SPAC Shares are presented to Holdco or the SPAC Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Section 3.06(c).

Section 3.07 Certificates and Closing Deliverables.

(a) Company Securityholder Allocations Certificate. Not later than two (2) Business Days prior to the Closing Date, the Company shall deliver to SPAC written notice setting forth the Company Securityholder Allocations, which shall be final and binding on the Parties.

(b) Company Expenses Certificate. Not later than two (2) Business Days prior to the Closing Date, the Company shall deliver to SPAC written notice setting forth the Company’s good faith estimate, as of the Closing, of the unpaid Company Transaction Expenses (including a list of all such unpaid expenses together with written invoices and wire transfer instructions for the payment thereof).

(c) SPAC Expenses Certificate. Not later than two (2) Business Days prior to the Closing Date, SPAC shall deliver to the Company written notice setting forth SPAC’s good faith estimate, as of the Closing, of the unpaid SPAC Transaction Expenses (including a list of all such unpaid expenses together with written invoices and wire transfer instructions for the payment thereof).

(d) Closing Certificate: Prior to the Closing, SPAC shall deliver to the Company a certificate, signed by an authorized representative of SPAC and dated as of the Closing Date, certifying as to the following matters:

(i) The Fundamental Representations of SPAC are true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); the representations and warranties of SPAC contained in Section 5.07(a) are true and correct in all material respects on and as of the Closing Date; and all other representations and warranties set forth in Article V hereof are true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where any failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(ii) SPAC has performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, in each case in all material respects.

(iii) No SPAC Material Adverse Effect has occurred since the date of this Agreement that is continuing.

(e) SPAC Closing Deliverables and Obligations:

(i) SPAC shall duly deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder on or prior to the Closing, including the A&R Registration Rights Agreement, duly executed by the SPAC Sponsor.

(ii) SPAC shall use its best endeavors to procure that each of the covenants of SPAC Sponsor and the other SPAC Shareholders party to the Sponsor Support Agreement that are required under the Sponsor Support Agreement be performed as of or prior to the Closing, be performed in all material respects.

Section 3.08 U.S. Tax Treatment of the Transactions.

(a) It is intended by the Parties that, for U.S. federal, state and local income Tax purposes, (i) the SPAC Merger, the Scheme of Arrangement (taken together with the Company CTB), SPAC Class B Share Conversion, and the Liquidation shall be treated in accordance with the Intended U.S. Tax Treatment and (ii) this Agreement is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(b) For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax purposes that follow the U.S. federal income tax treatment), the Parties shall prepare and file all Tax Returns consistent with the Intended U.S. Tax Treatment and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

Section 3.09 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Transfer Agent, SPAC, the SPAC Merger Sub, Holdco, the Company, their respective Affiliates, and any other applicable withholding agent (each, a “Payor”) shall be entitled to deduct and withhold from any amount payable or other consideration deliverable pursuant to this Agreement any amount required to be deducted or withheld with respect to the making of such payment or delivery of such consideration under applicable Legal Requirements; provided that, if any Payor determines that any amounts payable to any Person pursuant to this Agreement is subject to deduction and/or withholding, then such Payor shall use commercially reasonable efforts to (i) provide notice to such Person as soon as reasonably practicable after such determination, and (ii) cooperate with such Person to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Legal Requirements. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 3.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Times, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the SPAC Surviving Company following the SPAC Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and SPAC Merger Sub, the officers, directors, managers and members, as applicable, (or their designees) of the Company, SPAC, SPAC Merger Sub, and Holdco, are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the letter dated as of the date of this Agreement delivered by the Company to SPAC prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”); or (ii) as disclosed in the Company’s public filings filed or furnished with the Swedish Financial Supervisory Authority (Sw. Finansinspektionen) prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such public filings), excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, the Company hereby represents and warrants to SPAC, Holdco and SPAC Merger Sub as of the date of this Agreement and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which are made as of such date) as follows:

Section 4.01 Organization and Qualification. The Company is a public company limited by shares duly formed, validly existing and in good standing under the applicable Legal Requirements of the Bailiwick of Jersey and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of the Company as currently in effect, have been made available to SPAC. The Company is in compliance in all material respects with the provisions of the Company’s Governing Documents.

Section 4.02 Company Subsidiaries.

(a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 4.02(a) of the Company Disclosure Letter (the “Company Subsidiaries” and each a “Company Subsidiary”). The Company owns, directly or indirectly, all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens). Except for the Company Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Each Company Subsidiary is duly incorporated, formed or organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate, limited liability company or equivalent power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of each Company Subsidiary, as amended and currently in effect, have been made available to SPAC. Each Company Subsidiary is in compliance in all material respects with the provisions of its Governing Documents.

(c) All issued and outstanding shares of capital stock, limited liability company interests and equity interests of each Company Subsidiary (i) have been duly authorized, validly issued, fully paid and are non-assessable, (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (iii) have been offered, sold and issued in compliance in all material respects with applicable Legal Requirements and the applicable Company Subsidiary’s respective Governing Documents.

(d) There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of such Company Subsidiary or obligating such Company Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

Section 4.03 Capitalization of the Company.

(a) The Company has provided, as of the date hereof, (i) the authorized share capital of the Company, (ii) the number, class and series of Company Shares owned by each holder thereof, together with the name of each registered holder thereof, and (iii) a list of all holders of outstanding Company Options, including the number of Company Shares subject to each such Company Option and the exercise price for such Company Option.

(b) Except for currently outstanding Company Options which have been granted to employees, consultants or directors pursuant to the Company Option Plan, or as disclosed on Schedule 4.03(b) of the Company Disclosure Letter or otherwise pursuant to the Company’s articles of association, as may be amended, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is authorized or outstanding, and (ii) there is no commitment by the Company or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of their respective equity securities any evidence of indebtedness, to repurchase or redeem any securities of the Company or its Subsidiaries or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any equity securities of the Company or any of its Subsidiaries.

(c) All issued and outstanding Company Shares (including those that will be issued immediately following the execution of this Agreement) are, and all Company Shares which may be issued pursuant to the exercise or conversion of Company Options, when issued in accordance with the terms of the Company Options will be, (i) duly authorized, validly issued, fully paid and non-assessable, (ii) not subject to any preemptive rights created by statute, the Company’s Governing Documents or any agreement to which the Company is a party, and (iii) free of any Liens. All issued and outstanding Company Shares, Company Options (including those that will be issued immediately following the execution of this Agreement) were issued in compliance in all material respects with applicable Legal Requirements.

(d) Except as set forth on Schedule 4.03(d) of the Company Disclosure Letter, no outstanding Company Shares (including those that will be issued immediately following the execution of this Agreement) are subject to vesting or forfeiture rights or repurchase by a Group Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to any Group Company or any of its securities.

(e) All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company’s Governing Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Legal Requirements.

(f) Except in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which any Group Company is a party or by which any Group Company is bound with respect to any ownership interests of the applicable Group Company.

(g) Except as provided for in this Agreement, as a result of the consummation of the Transactions, no share capital, warrants, options or other securities of any Group Company are issuable and no rights in connection with any shares, warrants, options or other securities of any Group Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(h) Except as set forth in Schedule 4.03(h) of the Company Disclosure Letter, no Group Company has any Indebtedness for borrowed money.

Section 4.04 Authority Relative to this Agreement. The Company has all requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions (including the Mergers). The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions (including the Mergers) have been duly and validly authorized by all corporate action on the part of the Company (including the approval by its board of directors), and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions other than receipt of the Requisite Majority approval. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party do not, the performance of this Agreement and the other Transaction Agreements to which it is a party by the Company shall not, and the consummation of the Transactions will not: (i) conflict with or violate any Group Company’s Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 4.05(b) are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements; (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or impair the Company’s or any of its Subsidiaries’ rights or, in a manner adverse to any of the Group Companies, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of any of the Group Companies pursuant to, any Contracts, except with respect to clause (ii) and (iii), as would not, reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company, or the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the Act of the Court; (ii) the filing and effectiveness of the Registration Statement in accordance with the Securities Act and the Exchange Act; (iii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder; (iv) the filing of any notifications required pursuant to Antitrust Laws, and the expiration of the required waiting periods thereunder; (v) the filing of any petitions to the Swedish Securities Council to obtain the required rulings for the consummation of the Transactions; (vi) the consents, approvals, authorizations and permits described on Schedule 4.05(b) of the Company Disclosure Letter; and (vii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Compliance; Approvals. To the Knowledge of the Company, each of the Group Companies is not, and in the past eighteen (18) months has not been in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no notice of non-compliance with any applicable Legal Requirements has been received by any of the Group Companies in the past eighteen (18) months. Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted except for failures to possess such Approvals would be expected to have a Company Material Adverse Effect. Each Approval held by the Group Companies is valid, binding and in full force and effect in all material respects. None of the Group Companies (i) is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval, or (ii) has received any notice in writing from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (i) and (ii) as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.07 Financial Statements.

(a)  The Company has made available to SPAC true and complete copies of: (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2023 and 2024, and the related consolidated statements of comprehensive loss, changes in shareholders’ equity (deficit) and cash flows of the Group Companies for the fiscal years then ended (collectively, the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheets of the Group Companies as of June 30, 2025, and the related consolidated statements of operations, shareholders’ deficit and cash flows of the Group Companies for the fiscal years then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements: (i) fairly present in all material respects the financial position of the Group Companies, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended; (ii) were prepared in conformity with International Financial Reporting Standards (“IFRS”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject to audit adjustments that will not be material in amount or effect); and (iii) were prepared from, and are in accordance with, the books and records of the Group Companies.

(b) To the Knowledge of the Company, since the Reference Date, the Company has established and maintained a system of internal controls sufficient to provide reasonable assurance (i) that transactions are executed in accordance with management’s authorizations, (ii) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management of the Company, (iii) that transactions are recorded as necessary to permit preparation of financial statements to maintain accountability for assets, (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies and (v) that accounts, notes and other receivables and inventory are recorded accurately. The Company has not identified or been made aware of, and has not received from its independent auditors any notification of, any (x) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (y) “material weakness” in the internal controls over financial reporting of the Group Companies or (z) fraud, whether or not material, that involves management or other employees of the Group Companies who have a role in the internal controls over financial reporting of the Group Companies.

(c) There are no outstanding loans or other extensions of credit made by the Group Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(d) None of the Group Companies is a party to, or has any commitment to become a party to any material off-balance sheet partnership or similar arrangement (including any Contract or agreement relating to any transaction or relationship between or among the Company and any of the Group Companies, on the one hand, and any unconsolidated affiliate on the other hand), including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(e) None of the Group Companies has stopped paying for any material duration, its debts as they fall due.

Section 4.08 No Undisclosed Liabilities. The Group Companies have no material liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise), except: (a) liabilities provided for in, or otherwise disclosed or reflected in the most recent balance sheet included in the Financial Statements; (b) liabilities arising in the Ordinary Course of Business since the date of the most recent balance sheet included in the Financial Statements; (c) liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Transaction Agreements; (d) obligations for future performance under any Contract to which any Group Company is party or bound (unrelated to any breach or violation thereof); or (e) such other liabilities and obligations which are not, individually or in the aggregate, expected to have a Company Material Adverse Effect.

Section 4.09 Absence of Certain Changes or Events. Since June 30, 2025, there has not been (a) any Company Material Adverse Effect or (b) any action taken by any of the Group Companies that would, if such action were taken between the date hereof and the Closing Date, without the consent of SPAC, constitute a breach of any covenant under Section 7.01.

Section 4.10 Litigation. Except as disclosed on Schedule 4.10 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, there is not, and since the Reference Date there has not been: (a) any pending or, to the Knowledge of the Company, threatened Legal Proceeding against any Group Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such; (b) any pending or, to the Knowledge of the Company, threatened audit, examination or investigation by any Governmental Entity against any Group Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such; (c) any pending or threatened Legal Proceeding by any Group Company against any third party; (d) any settlement or similar agreement that imposes any material ongoing obligation or restriction on any Group Company; and (e) any Order imposed or, to the Knowledge of the Company, threatened to be imposed upon any Group Company or any of its respective properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such.

Section 4.11 Employee Benefit Plans.

(a) Schedule 4.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Employee Benefit Plan, excluding any individual employment or consulting agreement or offer letter that either: (i) is terminable by the Company at will; or (ii) provides for notice and/or garden leave and/or severance obligations only as required by applicable Legal Requirements, in each case, so long as such agreement or offer letter does not provide for: (A) severance, notice, garden leave or any similar obligations beyond those required by applicable Legal Requirements; (B) transaction or retention bonuses or change in control payments; or (C) Tax gross-ups; provided, however, that a form of any such excluded agreement or offer letter is required to be listed.

(b) With respect to each material Employee Benefit Plan, the Company has made available a true, correct, and complete copy of the following documents, to the extent applicable: (i) the current plan documents and any amendments thereto (or in the case of an unwritten plan, a written description thereof; (ii) the most recent determination letter and/or opinion letter from the IRS; (iii) the most recent summary plan description (and all summaries of material modifications); and (iv) any non-routine correspondence with any Governmental Entity dated within the past eighteen (18) months.

(c) Each Employee Benefit Plan has, since the Reference Date, been established, maintained and administered in all material respects in accordance with its terms and with all applicable Legal Requirements. To the Knowledge of the Company, no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA and Section 4975 of the Code has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan for which the Company has any material unsatisfied liability.

(d) Each Employee Benefit Plan intended to qualify under Section 401 of the Code has received a favorable determination or opinion letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances that could reasonably be expected to affect adversely the qualified status of any such Employee Benefit Plan.

(e) No Group Company or any of their respective ERISA Affiliates has at any time in the past six (6) years sponsored or has in the past six (6) years been obligated to contribute to, or has any liability in respect of an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA). No Group Company sponsors, maintains, contributes to or has any liability with respect to any: (i) “multiple employer plan” as defined in Section 413(c) of the Code; or (ii) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f) None of the Employee Benefit Plans provides for, and the Group Companies have no liability in respect of, post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements.

With respect to any Employee Benefit Plan no actions, suits, claims (other than routine claims for benefits in the Ordinary Course of Business), audits, proceedings or lawsuits are pending, or, to the Knowledge of the Company, threatened against any Employee Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Employee Benefit Plan with respect to the operation thereof. To the Knowledge of the Company, no event has occurred, and no condition exists that would subject the Company to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Legal Requirements.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, officer, contractor or director of the Company or its subsidiaries under any Employee Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, officer, contractor or director of the Company or its subsidiaries under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, officer, contractor or director of the Company or its subsidiaries under any Employee Benefit Plan; or (iv) limit the right to merge, amend or terminate any Employee Benefit Plan.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

(i) The Company maintains no obligations under any Employee Benefit Plan to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in compliance with Section 409A of the Code in all material respects. Each Company Option that has been granted to a U.S. taxpayer grantee, has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company common stock on the date of grant, as determined in accordance with Section 409A of the Code.

(k) Each Employee Benefit Plan subject to the Legal Requirements of any jurisdiction outside the United States (each, a “Foreign Plan”) is listed on Schedule 4.11(l) of the Company Disclosure Letter. With respect to each Foreign Plan: (i) such Foreign Plan has been operated in compliance in all material respects with the terms of such Foreign Plan and the applicable Legal Requirement of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, and there are no pending investigations by any Governmental Entity involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan; (ii) all employer contributions to each such Foreign Plan required by applicable Legal Requirements or by the terms of such Foreign Plan have been made in all material respects, or, if applicable, based on reasonable actuarial assumptions and accrued in accordance with IFRS; (iii) there are no unpaid amounts past due in respect of any such Foreign Plan in which any Group Company participates; (iv) each such Foreign Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory and administrative authorities and is approved by any applicable taxation authorities to the extent such approval is available; (v) to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing; (vi) each such Foreign Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with all applicable Legal Requirements, in each of the foregoing cases except as would not be material to the Group Companies taken as a whole; (vii) no Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the Financial Statements; and (viii) the consummation of the Transactions will not by itself create or otherwise result in any liability with respect to such Foreign Plan.

Section 4.12 Labor Matters.

(a) The Company has provided a complete and accurate list (redacted as required by applicable law) of the following information for each employee and independent contractor of the Group Companies, including each employee on leave of absence or layoff status: job title, department, work location, date of hire, status, actual scope of employment (i.e., full-time, part-time, or temporary), current overtime classification (i.e., exempt or non-exempt), and salary. Other than as set forth in Schedule 4.12(a) of the Company Disclosure Letter, the employment of each of the employees of the Group Companies is terminable, if not at will, then with no more than three (3) months prior notice. Except as disclosed on Schedule 4.12(b) of the Company Disclosure Letter, no Group Company is a party to or bound by any labor agreement, works council, collective bargaining agreement or other labor Contract applicable to current or former employees of any Group Company. No employees of the Group Companies are represented by any Company-recognized labor union, labor organization, or works council with respect to their employment with the Group Companies. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal or Governmental Entity, nor has any such representation proceeding, petition, or demand been brought, filed, made, or, to the Knowledge of the Company, threatened since the Reference Date. Since the Reference Date, there have been no labor organizing activities involving any Group Company or with respect to any employees of the Group Companies or, to the Knowledge of the Company, threatened by any labor organization, work council or group of employees. No collective bargaining agreement is currently being negotiated or required to be negotiated. None of the Group Companies is in breach of any of the collective bargaining agreements listed in Schedule 4.12(b) of the Company Disclosure Letter, and no event has occurred, and no circumstance or condition exists, that will, or could reasonably be expected to: (i) result in a violation or breach of any of the provisions of any such collective bargaining agreement; (ii) give any Person the right to accelerate the maturity or performance of any terms or obligations under such collective bargaining agreement or to otherwise require amendment of its terms; or (iii) give any Person the right to cancel or terminate any such collective bargaining agreement.

(b) Since the Reference Date, there have been no strikes, work stoppages or slowdowns, lockouts or arbitrations, material grievances, unfair labor practice charges or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Group Companies involving any employee or former employee of, or other individual who provided services to, any Group Company. There are no charges, grievances or complaints against any Group Company, in each case related to any alleged unfair labor practice(s), pending or, to the Knowledge of the Company, threatened by or on behalf of any employee, former employee, or labor organization. There are no continuing obligations of the Group Companies pursuant to the resolution of any such Legal Proceeding that is no longer pending.

(c) None of the officers, key employees or group of employees of any Group Company (i) has given written notice of any intent to terminate his or her employment with the applicable Group Company and/or (ii) to the Knowledge of the Company, has received an offer which is still valid to join a business that is competitive with the business of the Group Companies. The Group Companies are in compliance and, to the Knowledge of the Company, each of their employees and consultants are in compliance with the terms of any employment, nondisclosure, restrictive covenant, and consulting agreements between any Group Company and such individuals, in each case except as would not be material to the Group Companies taken as a whole. Except as disclosed on Schedule 4.12(c) of the Company Disclosure Letter, none of the Group Companies has a present intention to terminate the employment of any officer or key employee.

(d) Each Group Company has complied and is in compliance in all material respects with all employee related notification, information, consultation, co-determination and bargaining obligations arising under any applicable collective bargaining agreement or law.

(e) To the Knowledge of the Company, no written notice or written complaint has been received by any Group Company since the Reference Date asserting or alleging discriminatory conduct or harassment, including sexual harassment or sexual misconduct against any officer, director or key employee of any Group Company.

(f) Except as disclosed on Schedule 4.12(f) of the Company Disclosure Letter, since the Reference Date, there have been no material complaints, charges, investigations, claims or Legal Proceedings against the Group Companies filed or pending or, to the Knowledge of the Company, threatened based on, arising out of, in connection with or otherwise relating to any employment Legal Requirement, labor matter or employment practice of any Group Company, and the Group Companies have not received any notice of intent by any Governmental Entity responsible for the enforcement of labor and employment laws to conduct or initiate an investigation, audit or Legal Proceeding relating to any employment or labor laws or employment practice of any Group Company. Each Group Company is, and has been since the Reference Date, in material compliance with all applicable Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, wages and hours, the Worker Adjustment and Retraining Notification Act, and any similar foreign, state or local “mass layoff” or “plant closing” laws (the “WARN Act”), collective bargaining, immigration, benefits, labor relations, harassment, discrimination, civil rights, pay equity, child labor, equal employment opportunity, safety and health, workers’ compensation, guidance and regulations, and the collection and payment of withholding and/or social security taxes and any similar Tax.

(g) There has been no “mass layoff”, “plant closing” or other similar event under the WARN Act with respect to any Group Company since the Reference Date, and the transactions contemplated herein will not prior to or through the Closing result in a “mass layoff” or “plant closing” or other similar event under the WARN Act.

(h) No Group Company is liable for any arrears of wages or related penalties with respect thereto, except, in each case, (i) as would not be material to the Group Companies taken as a whole or (ii) with respect to any deferred bonus amounts or other similar amounts due or payable in the Ordinary Course of Business. All amounts that the Group Companies are legally or contractually required to either (x) deduct from the employees’ salaries and/or to transfer to the employees’ pension, pension fund, pension insurance fund, managers’ insurance, severance fund, insurance and other funds for or in lieu of severance or provident fund, life insurance, incapacity insurance, continuing education fund or other similar funds or insurance; or (y) withhold from their employees’ wages and/or benefits and pay to any Governmental Entity as required by applicable Legal Requirements, have been duly deducted, transferred, withheld and paid other than would not reasonably be expected to result in a Company Material Adverse Effect.

(i) The execution of this Agreement and the consummation of the Transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement, or any other labor-related agreement to which the Group Companies are a party or bound. The Group Companies have satisfied in all material respects any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization, or works council, which is representing any employee of the Group Companies, in connection with the execution of this Agreement or the Transactions contemplated by this Agreement.

(j) All employees working in the United States are employed “at will.”

(k) To the Knowledge of the Company, all employees who perform services in the United States for any Group Company are either United States citizens or are otherwise legally authorized to work in the United States under the Immigration Reform and Control Act of 1986, as amended, and any applicable Legal Requirement relating to the employment of non-United States citizens. With respect to all employees performing services in the United States, the Group Companies are in compliance with, and since March 13, 2024, have complied in all material respects with, all Legal Requirements with respect to work eligibility and have properly completed and maintained I-9 documentation for each employee. No Group Company has been the subject of an audit or investigation from the United States Department of Homeland Security, including the United States Immigration and Customs Enforcement or any predecessor thereto, or any other immigration-related enforcement proceeding, and since the Reference Date, no Group Company has received notice of any potential or actual violation of applicable immigration or I-9 Legal Requirements. The Group Companies have provided SPAC a list of all employees working in the United States on a visa or work permit and the date such visa or permit is set to expire.

Section 4.13 Real Property; Tangible Property.

(a) The Group Companies do not, and never have, owned any real property.

(b) Each Group Company has a valid and enforceable leasehold interest under each of the real property leases under which it is a lessee (the “Company Leased Properties”), free and clear of all Liens (other than Permitted Liens) and each of the leases, lease guarantees, agreements and documents related to any Company Leased Properties, including all material amendments, letter agreements, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect. The Company has made available to SPAC true, correct and complete copies of all Company Real Property Leases. No Group Company is in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, other than such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. To the Knowledge of the Company, there are no pending condemnation proceedings with respect to any of the Company Leased Properties. No Group Company has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a breach or default by any Group Company under any of the Company Real Property Leases and, to the Knowledge of the Company, no other party is in breach or default thereof, other than such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Schedule 4.13(b) of the Company Disclosure Letter contains a true and correct list of all Company Real Property Leases. Except as set forth on Schedule 4.13(b), no Person other than the Group Companies has the right to use the Company Leased Properties.

(c) Each Group Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its tangible assets, free and clear of all Liens other than: (i) Permitted Liens; (ii) the rights of lessors under any Company Real Property Lease; and (iii) the Liens specifically identified on the Schedule 4.13(c) of the Company Disclosure Letter. The tangible assets (together with the Intellectual Property and contractual rights) of the Group Companies: (A) constitute all of the assets, rights and properties that are currently being used for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the uses to which they are being put.

Section 4.14 Taxes.

(a) All material Tax Returns required to be filed by or on behalf of each Group Company have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by or on behalf of each Group Company (whether or not shown on any Tax Return) have been fully and timely paid to the appropriate Governmental Entity.

(b) Each of the Group Companies has complied in all material respects with all applicable Legal Requirements relating to the withholding or collecting and remittance of all material amounts of Taxes and withheld or collected and timely paid to the appropriate Governmental Entity all material amounts of Taxes required to have been withheld or collected and paid.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Knowledge of the Company, verbally) against any Group Company which has not been fully paid or resolved.

(d) No material Tax audit or other examination of or action, suit or proceeding with respect to any Group Company by any Governmental Entity is presently in progress, nor has any Group Company been notified in writing of any (nor to the Knowledge of the Company is there any) request or threat for such an audit or other examination or action, suit, or proceeding.

(e) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(f) No Group Company: (i) has any material liability for the Taxes of another Person (other than any Group Company) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Legal Requirements), or as a transferee or a successor; (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any such agreement the sole parties to which are the Group Companies and excluding commercial agreements entered into in the Ordinary Course of Business and the principal purposes of which is not related to Taxes); or (iii) is or has ever been a member of an affiliated, consolidated, combined or unitary group for U.S. federal, state, local, or non-U.S. income Tax purposes or included on any such Tax Return (excluding any such group or Tax Return solely including the Group Companies).

(g) No Group Company: (i) has consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(h) No Group Company has received written notice from a Governmental Entity that it has, or has ever had, a permanent establishment (within the meaning of an applicable Tax treaty or applicable local law) in any country other than the country of its organization.

(i) During the two (2) year period ending on the date of this Agreement, no Group Company was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to be governed in whole or in part by Section 355 of the Code.

(j) The Company is not and has never been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or treated as a “domestic corporation” under Section 7874(b) of the Code.

(k) The Company is treated as a corporation for U.S. federal, state, and local income tax purposes.

(l) No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing (in each case where there is a reference to the Code or Treasury Regulations, including any corresponding or similar provision of state, local or non-U.S. Legal Requirements): (i) an installment sale or open transaction, (ii) a prepaid amount received or deferred revenue recognized outside the Ordinary Course of Business, (iii) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulations Section 1.1502-19, or (iv) a change in or use of an improper accounting method, including pursuant to Section 481 of the Code.

(m) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Legal Requirements), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Entity with respect to a Group Company which agreement or ruling would be effective after the Closing Date (or, for the avoidance of doubt, that would require any Group Company to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date).

(n) The Company has not taken, or agreed to take, any action not contemplated by this Agreement that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment. To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

Nothing in Section 4.14 or any other provision of this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date, or limitations on (or availability of) any net operating losses, Tax basis or other Tax attributes of (or with respect to) any Group Company or with respect to the Tax matters of (or with respect to) any Group Company for any taxable period (or portion thereof) ending after the Closing Date.

Section 4.15 Brokers. Except as set forth in Schedule 4.15 of the Company Disclosure Letter, the Group Companies have not incurred, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions.

Section 4.16 Intellectual Property.

(a) Schedule 4.16(a) of the Company Disclosure Letter sets forth a list of all registered Intellectual Property constituting Owned Intellectual Property, including: (i) issued patents and pending applications for patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights; and (iv) Internet domain names registrations (the Intellectual Property referred to in clauses (i) through (iv), collectively, the “Company Registered Intellectual Property”). Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, all of the Company Registered Intellectual Property is subsisting and valid and enforceable.

(b) To the Knowledge of the Company, the Company or one (1) of its Subsidiaries exclusively owns all right, title, and interest in and to all Owned Intellectual Property material to the conduct of the businesses of the Group Companies as presently conducted and has a license, sublicense or otherwise possesses legally enforceable rights, to use all other Company Intellectual Property material to and necessary for the conduct of the businesses of the Group Companies as presently conducted, free and clear of all Liens (other than Permitted Liens).

(c) Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, to the Knowledge of the Company, the Owned Intellectual Property and the conduct of the businesses of the Group Companies has not, in the past six (6) years, infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any Person and no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Owned Intellectual Property. In the past six (6) years, the Company has not received any written unsolicited offers to license any Intellectual Property from any Person. There is no action or litigation pending or threatened in writing (or, to the Knowledge of the Company, otherwise threatened) against any of the Group Companies, and the Company has not received any written notice from any Person pursuant to which any Person is: (i) alleging that the conduct of the business of any of the Group Companies is infringing, misappropriating or otherwise violating any Intellectual Property of any third party; or (ii) contesting the use, ownership, validity or enforceability of any of the Owned Intellectual Property (other than immaterial office actions before a relevant Intellectual Property office that may arise in the ordinary course of prosecution of pending applications of immaterial Company Registered Intellectual Property), and, to the Knowledge of the Company, there are no facts which indicate a credible likelihood of, any direct, vicarious, indirect, contributory or other infringement, violation or misappropriation by any of the Group Companies of any Company Intellectual Property (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any third Person). None of the Group Companies is subject to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any Company Intellectual Property, and none of the Company Registered Intellectual Property has been cancelled, abandoned, rejected, repudiated or otherwise terminated other than in the Ordinary Course of Business and in the course of prosecution. No loss or expiration of any of the Company Registered Intellectual Property is pending or, to the Company’s Knowledge, threatened, except for patents expiring at the end of their statutory term. The Group Companies have taken all action necessary, recorded or filed all documents and paid all fees and taxes (to the extent applicable) required and finally due to protect and maintain in full force and effect the Company Registered Intellectual Property.

(d) Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, each current and former employee of each of the Group Companies has assigned to a member of the Group Companies all Intellectual Property that such employee has conceived, reduced to practice, developed, or made during the period of employment with the Company that: (i) relate, at the time of conception, reduction to practice, development, or making of such Intellectual Property, to the businesses of the Group Companies as then conducted or as then proposed to be conducted; (ii) were developed using any of the Group Companies’ time or with the use of any of the Group Companies’ equipment, supplies or facilities; or (iii) resulted exclusively from such individual’s performance of services for any of the Group Companies pursuant to the terms of their employment (or such rights vest in a Group Company by operation of law). Each current and former contractor of any of the Group Companies who was involved in the development of any material Intellectual Property for the Company has assigned to the applicable Group Company all Intellectual Property that such contractor has conceived, reduced to practice, developed, or made during the period of its contractor relationship with the Company that resulted from such contractor’s performance of services for the applicable Group Company.

(e) Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all material trade secrets included in the Owned Intellectual Property.

(f) No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any Owned Intellectual Property.

(g) Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of the source code included in the Group Company Software. No Group Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Group Company Software to any escrow agent or other Person.

(h) Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) the Group Companies maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities, and (ii) to the Knowledge of the Company, there has not been any material failure with respect to any of the Company IT Systems that has materially disrupted the business of the Group Companies. The Group Companies are in material compliance with the terms and conditions of all applicable licenses for Open Source Software.

Section 4.17 Privacy.

(a) Each of the Group Companies have since the Reference Date, complied in all material respects with: (i) all applicable data privacy and cybersecurity laws; (ii) each Group Company’s applicable policies regarding the processing of Personal Information; and (iii) each Group Company’s applicable contractual obligations with respect to the handling of Personal Information. None of the Group Companies have, since the Reference Date, (A) provided or received any written notice or claims related to any Personal Information or information security-related incident, nor have any of the Group Companies been charged with, a material violation of any data privacy or cybersecurity laws, or (B) been subject to any threatened investigations, notices or requests from any Governmental Entity in relation to their data processing activities or an information security-related incident.

(b) Each of the Group Companies has implemented policies and commercially reasonable security measures designed to protect the confidentiality, integrity and availability of the Company IT Systems and the information thereon. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, since the Reference Date and there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession, custody, or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies.

Section 4.18 Material Agreements, Contracts and Commitments.

(a)  Schedule 4.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean any of the following Contracts to which any of the Group Companies is a party or bound as of the date of this Agreement, other than those that have terminated in accordance with their terms or that have no material, continuing rights or obligations thereunder:

(i) any Contract or purchase commitment reasonably expected to result in future payments to or by any Group Company in excess of $1,000,000 per annum other than Employee Benefit Plans;

(ii) any Contract with the top ten (10) customers of the Group Companies (the “Material Customers”) and top ten (10) suppliers and distributors of the Group Companies (the “Material Suppliers”) as determined by revenue and dollar volume of payments, respectively, in each case during the 12-month period prior to the date of this Agreement;

(iii) any Contract entered into with Governmental Entities;

(iv) any Contract that purports to limit (A) the localities in which the Group Companies’ businesses are conducted, (B) any Group Company from engaging in any line of business, or (C) any Group Company from developing, marketing or selling products or services, including any non-compete agreements or agreements limiting the ability of any of the Group Companies from soliciting customers or employees;

(v) any Contract that imposes obligations on any of the Group Companies to provide “most favored nation” pricing to any of its customers, or that contains any “take or pay”, exclusivity or minimum requirements with any of its suppliers, right of first refusal or other similar provisions with respect to any transaction engaged in by any of the Group Companies;

(vi) any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of the Group Companies;

(vii) any Contract for or relating to any borrowing of money by or from the Company in excess of $1,000,000;

(viii) any employment, consulting (with respect to an individual, independent contractor) or management Contract providing for annual base compensation in excess of $500,000 which is not terminable at will by the Group Companies upon thirty (30) days’ or less notice and without penalty;

(ix) any Contract (other than those made in the Ordinary Course of Business): (A) providing for the grant of any preferential rights to purchase or lease any asset of the Company; or (B) providing for any right (exclusive or non-exclusive) to sell or distribute any product or service of any of the Group Companies;

(x) any Contracts relating to the sale of any of the business, properties or assets of any Group Company or the acquisition by any Group Company of any operating business, properties or assets, whether by merger, purchase or sale of stock or assets or otherwise, in each case involving consideration therefor in an amount in excess of $10,000,000 (other than Contracts for the purchase of inventory or supplies or sales of products entered into in the Ordinary Course of Business);

(xi) any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council;

(xii) any Contract for the use by any of the Group Companies of any tangible property where the annual lease payments are greater than $1,000,000;

(xiii) any Contract under which any of the Group Companies: (A) is granted a license, immunity or other right in or to any Intellectual Property from any third party that is material to the business of the Group Companies, taken as a whole (“Inbound License”); or (B) grants a license in or to any Intellectual Property that is material to the business of the Group Companies, taken as a whole to any third party; excluding (w) non-exclusive licenses granted in the Ordinary Course of Business, (x) implied licenses or non-exclusive licenses incidental to the lease, sale or purchase of products or services, (y) non-exclusive licenses of commercially available or off-the-shelf Software having a one time or annual license fee payment of less than $1,000,000, or licenses for Open Source Software, and (z) confidentiality agreements, employee or contractor agreements;

(xiv) any written offer, commitment or proposal which, if accepted, would constitute any of the foregoing.

(b) Each Company Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company party thereto and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of or in material default under, and no event has occurred which with notice or lapse of time or both would become a material breach of or material default under, any Company Material Contract, and no party to any Company Material Contract has given any written notice of any claim of any such breach, default or event. True, correct and complete copies of all Company Material Contracts have been made available to SPAC.

Section 4.19 Insurance. Each of the Group Companies maintains insurance policies or fidelity or surety bonds covering its assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) covering all material insurable risks in respect of its business and assets, and the Insurance Policies are in full force and effect. To the Knowledge of the Company, (i) the coverages provided by such Insurance Policies are usual and customary in amount and scope for the Group Companies’ business and operations as concurrently conducted, and sufficient in all material respects to comply with any insurance required to be maintained by Company Material Contracts except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (ii) no written notice of cancellation or termination has been received by any Group Company with respect to any of the effective Insurance Policies, and (iii) there is no pending material claim by any Group Company against any insurance carrier under any of the existing Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 4.20  Interested Party Transactions.

(a) Except as disclosed on Schedule 4.20 of the Company Disclosure Letter, the employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the Ordinary Course of Business, no officer, director, employee, manager or holder of equity or derivative securities of the Group Companies (each an “Insider”) or any member of an Insider’s immediate family, has, directly or indirectly: (a) to the Knowledge of the Company, an economic interest in any person that furnishes or sells services or products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) to the Knowledge of the Company, an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) to the Knowledge of the Company, a beneficial interest in any Contract disclosed in Schedule 4.18(a) of the Company Disclosure Letter; or (d) any contractual or other arrangement with the Company or any Company Subsidiary (including any “preferred pricing” or similar benefit enjoyed by the Company or any Company Subsidiary as a result of any such affiliation), other than customary indemnity arrangements (each, a “Company Interested Party Transaction”); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20.

(b) Neither the Company nor any Company Subsidiary has, since the Reference Date, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or any Company Subsidiary, or (ii) materially modified any term of any such extension or maintenance of credit. There are no Contracts between the Company or any Company Subsidiary and any family member of any Insider of the Company or any Company Subsidiary.

Section 4.21 Information Supplied. The information relating to Group Companies supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form registration or other filing made with any Governmental Entity or stock exchange with respect to the Transactions or (b) in the Registration Statement, including the Proxy Statement, will not, on the date of filing thereof or, with respect to the Registration Statement, including the Proxy Statement, (x) on the date that the Registration Statement, including the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, as applicable, (y) at the time of the Special Meeting or (z) at the Effective Times, contain any untrue statement of any material fact, or omit or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading in light of the circumstances under which such statement is made. If, at any time prior to the Effective Times, any event or circumstance relating to the Group Companies, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform SPAC. The Registration Statement will comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the information relating to the Group Companies supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any press release when distributed will contain any untrue statement of a material fact, or omit or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they such statement is made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by Company with respect to the information relating to SPAC that has been or will be supplied by SPAC or any of its Representatives expressly for inclusion in the Registration Statement.

Section 4.22 Anti-Bribery; Anti-Corruption.

(a) None of the Group Companies or any of the Group Companies’ respective directors, officers, employees, any holders of its equity securities or rights to purchase its equity securities (acting in such capacity), Affiliates, or to the Knowledge of any of the Group Companies, any other Persons acting on their behalf, at their direction or for their benefit has, in connection with the operation of the business of the Group Companies, directly or indirectly: (a) made, authorized, offered or promised to make or offer any payment, loan, gift or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Person, government official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (i) influencing any act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature; or (v) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; (f) used funds or other assets, or made any promise of undertaking in such regard, for establishment or maintenance of a secret, unrecorded or improperly recorded fund; or (g) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq., the United Kingdom Bribery Act 2010, or any other applicable anti-corruption or anti-bribery Legal Requirements (the “Anti-Corruption Laws”). None of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers, employees, Affiliates or any other Persons acting on their behalf, at their direction or for their benefit, (i) is or has been the subject of an unresolved claim or allegation relating to (A) any potential violation of the Anti-Corruption Laws or (B) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (ii) has received any notice or other communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law.

(b) The Group Companies’ business has been conducted in compliance in all material respects with all Anti-Corruption Laws to which it is subject.

Section 4.23 International Trade; Sanctions.

(a) In the past seven (7) years, the Group Companies’ respective directors, officers, and, to the Knowledge of the Company, employees, Affiliates, or any other Persons acting on their behalf, in connection with the operation of the business of the Group Companies, and in each case in all material respects: (a) have been in compliance with all applicable Customs & International Trade Laws; (b) have not been the subject of any civil or criminal fine, penalty, in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (c) have not received any actual or, to the Knowledge of the Company, threatened claims, investigations by a Governmental Entity with respect to compliance with applicable Customs & International Trade Laws and have not made any disclosures to any Governmental Entity with respect to any actual or potential noncompliance with any applicable Customs & International Trade Laws. Except as set forth on Schedule 4.23 of the Company Disclosure Letter, the Group Companies have in place controls, and systems reasonably designed to promote compliance with applicable Customs & International Trade Laws in each of the jurisdictions in which the Group Companies or any of their respective Affiliates is incorporated or does business.

(b) None of the Group Companies or any of the Group Companies’ respective directors, officers, or, to the Knowledge of the Company, employees, Affiliates, or any other Persons acting on their behalf, in connection with the operation of the business of the Group Companies, is a Sanctioned Person. In the past seven (7) years, the Group Companies and the Group Companies’ respective directors, officers, employees, Affiliates or, to the Knowledge of the Company, any other Persons acting on their behalf have, in connection with the operation of the business of the Group Companies, have been in material compliance with applicable Sanctions. In the past seven (7) years, (i) no Governmental Entity has initiated any action or imposed any civil or criminal fine or penalty, against any of the Group Companies in connection with any actual or alleged violation of any applicable Sanctions, (ii) there have been no actual or threatened claims, investigations by a Governmental Entity received by a Group Company with respect to the Group Companies’ compliance with Sanctions and (iii) and no disclosures have been made to any Governmental Entity with respect to any actual or potential noncompliance with applicable Sanctions. The Group Companies have in place controls and systems reasonably designed to promote compliance with applicable Sanctions in each of the jurisdictions in which the Group Companies or any of their respective Affiliates is incorporated or does business.

Section 4.24 Customers and Suppliers. In the past eighteen (18) months, no Group Company has received any written or, to the Knowledge of the Company, oral notice that any Group Company is in breach of or default under any Contract with any Material Customer or Material Supplier in any material respect or that any such Material Customer or Material Supplier intends to cease doing business with any Group Company or materially decrease the volume of business that it is presently conducting with any Group Company.

Section 4.25 Disclaimer of Other Warranties. EACH OF THE COMPANY, ITS SUBSIDIARIES, HOLDCO AND SPAC MERGER SUB HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, NEITHER SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, ANY OF ITS SUBSIDIARIES, HOLDCO, SPAC MERGER SUB ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC, OR THE BUSINESS, ASSETS OR PROPERTIES OF SPAC, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING, EACH OF THE COMPANY, ITS SUBSIDIARIES, HOLDCO, AND SPAC MERGER SUB HEREBY ACKNOWLEDGES THAT: (A) NEITHER SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SUCH PERSON IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS; AND (B) OTHER THAN AS EXPRESSLY MADE BY SUCH PERSON IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS. NEITHER SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO THE COMPANY, ANY OF ITS SUBSIDIARIES, HOLDCO, SPAC MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE COMPANY, HOLDCO OR SPAC MERGER SUB OR THEIR RESPECTIVE REPRESENTATIVES BY OR ON BEHALF OF SPAC IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SPAC OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF SPAC. NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, HOLDCO OR SPAC MERGER SUB HAS RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS. EACH OF THE COMPANY, ITS SUBSIDIARIES, HOLDCO AND SPAC MERGER SUB HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF SPAC AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF SPAC, AND IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF THE COMPANY, ITS SUBSIDIARIES, HOLDCO AND SPAC MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF SPAC EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS Section 4.25, CLAIMS AGAINST SPAC OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON.

Article V
REPRESENTATIONS AND WARRANTIES OF SPAC

Except: (i) as set forth in the letter dated as of the date of this Agreement and delivered by SPAC to the Company on or prior to the date of this Agreement (the “SPAC Disclosure Letter”); and (ii) as disclosed in the SPAC SEC Reports filed or furnished with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports), excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, SPAC represents and warrants to the Company, Holdco and SPAC Merger Sub as of the date of this Agreement and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which are made as of such date) as follows:

Section 5.01 Organization and Qualification.

(a) SPAC is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

(b) SPAC has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to SPAC.

(c) SPAC is not in violation of any of the provisions of its Governing Documents in any material respect.

(d) SPAC is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to be material to the SPAC.

Section 5.02 Capitalization.

(a) As of the date of this Agreement: (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, of SPAC (“SPAC Class A Shares”) are authorized and 22,000,000 SPAC Class A Shares are issued and outstanding; (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share, of SPAC (“SPAC Class B Shares”, together with the SPAC Class A Shares, the “SPAC Shares”) are authorized and 7,333,334 SPAC Class B Shares are issued and outstanding; (iii) 5,500,000 Private Placement Warrants are outstanding; and (iv) 11,000,000 Public Warrants (collectively with the Private Placement Warrants, the “SPAC Warrants”) are outstanding. All outstanding SPAC Class A Shares have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. The SPAC Warrants have been validly issued, and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(b) Except for the SPAC Warrants and SPAC Class B Shares, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock or share rights, stock or share appreciation rights, stock-based or share-based performance units, commitments or Contracts of any kind to which SPAC is a party or by which it is bound obligating SPAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional SPAC Shares or any other share capital or shares of capital stock or other interest or participation in, or any security convertible or exercisable for or exchangeable into, SPAC Shares or any other share capital or shares of capital stock or other interest or participation in SPAC. SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

(c) Except as set forth in SPAC’s Governing Documents or the Original Registration Rights Agreement or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

Section 5.03 Authority Relative to this Agreement. SPAC has the requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each Transaction Agreement that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers), subject in each case to obtaining the Required SPAC Shareholder Approval. The execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by SPAC of the Transactions (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of SPAC, and no other proceedings on the part of SPAC are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the Transactions, other than obtaining the Required SPAC Shareholder Approval. This Agreement and the other Transaction Agreements to which SPAC is a party have been duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of SPAC enforceable against SPAC in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

Section 5.04 No Conflict; Required Filings and Consents.

(a) Subject to the approval by the SPAC Shareholders of the SPAC Shareholder Matters, neither the execution, delivery nor performance by SPAC of this Agreement or the other Transaction Agreements to which it is a party, nor the consummation of the Transactions, shall: (i) conflict with or violate its Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 5.04(b) are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair its rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of SPAC pursuant to, any Contracts, except, with respect to clause (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

(b) The execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the SPAC Plan of Merger with the Cayman Registrar; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and the rules of Nasdaq; (iii) for the filings required pursuant to Antitrust Laws and the expiration of the required waiting periods thereunder; and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 5.05 Compliance; Approvals. Since its incorporation, SPAC has complied in all material respects with and has not been in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably expected to have a SPAC Material Adverse Effect. Since the date of its incorporation or organization, as applicable, to the Knowledge of SPAC, no investigation or review by any Governmental Entity with respect to SPAC has been pending or threatened. No notice of non-compliance with any applicable Legal Requirements has been received by SPAC. SPAC is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. Each Approval held by SPAC is valid, binding and in full force and effect in all material respects. SPAC: (a) is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval; or (b) has not received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (a) and (b) as would not individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 5.06 SPAC SEC Reports and Financial Statements.

(a) SPAC has timely filed all forms, reports, schedules, statements and other documents required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional SPAC SEC Reports”). All SPAC SEC Reports, Additional SPAC SEC Reports, any correspondence from or to the SEC and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are or will be available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. The SPAC SEC Reports were, and the Additional SPAC SEC Reports will be, prepared in all material respects in compliance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SPAC SEC Reports did not, and the Additional SPAC SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct in all material respects. SPAC maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. The financial statements and notes of SPAC contained or incorporated by reference in the SPAC SEC Reports fairly present, and the financial statements and notes of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports will fairly present, in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (i) U.S. generally accepted accounting principles (“U.S. GAAP”) (applied on a consistent basis); (ii) the books and records of SPAC; (iii) in the case of any audited statements, the standards of the PCAOB; and (iv) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Other than as disclosed in the SPAC SEC Reports, SPAC is not a party to, or has any commitment to become a party to any material off-balance sheet partnership or similar arrangement (including any Contract or agreement relating to any transaction or relationship between or among SPAC, on the one hand, and any unconsolidated affiliate on the other hand), including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(b) SPAC has established and maintained a system of internal controls. Such internal controls are designed to provide reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations, (ii) that transactions, receipts and expenditures of SPAC are being executed and made only in accordance with appropriate authorizations of management of SPAC, (iii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets, (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of SPAC and (v) that accounts, notes and other receivables and inventory are recorded accurately. SPAC has not identified or been made aware of, and has not received from its independent auditors any notification of, any (x) “significant deficiency” in the internal controls over financial reporting of SPAC, (y) “material weakness” in the internal controls over financial reporting of SPAC or (z) fraud, whether or not material, that involves management or other employees of SPAC who have a role in the internal controls over financial reporting of SPAC.

(c) As of the date of this Agreement, SPAC is in compliance in all material respects with the applicable corporate governance rules and regulations of Nasdaq for continued listing of the SPAC Units, the SPAC Class A Shares and the Public Warrants.

(d) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

(e) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the Knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.07 Absence of Certain Changes or Events. Except as set forth in SPAC SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since its incorporation there has not been: (a) any SPAC Material Adverse Effect; (b)  any revaluation by SPAC of any of its assets, including any sale of assets of SPAC other than in the Ordinary Course of Business; or (c) any action taken or agreed upon by SPAC that would be prohibited by Section 7.02 if such action were taken on or after the date hereof without the consent of the Company.

Section 5.08 Litigation. Except as set forth in SPAC SEC Reports filed prior to the date of this Agreement, or as would not, individually or in the aggregate, reasonably be expected to be material to SPAC, there is not, and since the date of SPAC’s incorporation, there has not been: (a) any pending or, to the Knowledge of SPAC, threatened Legal Proceeding against SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such; (b) any pending or, to the Knowledge of SPAC, threatened audit, examination or investigation by any Governmental Entity against SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such (c) any pending or threatened Legal Proceeding by SPAC against any third party; (d) any settlement or similar agreement that imposes any material ongoing obligation or restriction on SPAC; or (e) any Order imposed or, to the Knowledge of SPAC, threatened to be imposed upon SPAC or any of its respective properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such.

Section 5.09 Business Activities. Since its incorporation, SPAC has not conducted any business activities other than activities: (a) As of the date of this Agreement, in connection with its organization; (b) in connection with its initial public offering; and (c) directed toward the accomplishment of a business combination. Except as set forth in the Governing Documents of SPAC, there is no Contract or Order binding upon SPAC or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing).

Section 5.10 SPAC Listing. The SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “VCICU.” The SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “VCIC.” The Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “VCICW.” There is no action or proceeding pending or, to the Knowledge of SPAC, threatened in writing against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the shares of SPAC Class A Shares or the Public Warrants or to terminate the listing of SPAC on Nasdaq. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Shares or the Public Warrants under the Exchange Act.

Section 5.11 Trust Account.

(a) As of the date of this Agreement, there is at least $221,100,000 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of September 5, 2024, by and between SPAC and the Trustee for the benefit of SPAC’s public shareholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act or in bank deposit accounts.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of SPAC with respect to the Trustee, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, the Trustee. There are no separate Contracts or side letters: (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of SPAC, that would entitle any Person (other than shareholders of SPAC holding SPAC Class A Shares sold in SPAC’s initial public offering who shall have elected to redeem their shares of SPAC Class A Shares pursuant to SPAC’s Governing Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem SPAC Class A Shares in accordance with the provisions of SPAC’s Governing Documents. There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened in writing with respect to the Trust Account.

Section 5.12 Taxes.

(a) All material Tax Returns required to be filed by or on behalf of SPAC have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by or on behalf of SPAC (whether or not shown on any Tax Return) have been fully and timely paid to the appropriate Governmental Entity.

(b) SPAC has complied in all material respects with all applicable Legal Requirements relating to the withholding or collecting and remittance of all material amounts of Taxes and withheld or collected and timely paid to the appropriate Governmental Entity all material amounts of Taxes required to have been withheld or collected and paid.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Knowledge of SPAC, verbally) against SPAC which has not been fully paid or resolved.

(d) No material Tax audit or other examination of or action, suit or proceeding with respect to SPAC by any Governmental Entity is presently in progress, nor has SPAC been notified in writing of any (nor to the Knowledge of SPAC is there any) request or threat for such an audit or other examination or action, suit, or proceeding.

(e) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of SPAC.

(f) SPAC (i) does not have any material liability for the Taxes of another Person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Legal Requirements), or as a transferee or a successor; (ii) is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes); and (iii) is not and has not ever been a member of an affiliated, consolidated, combined or unitary group for U.S. federal, state, local, or non-U.S. income Tax purposes or included on any such Tax Return.

(g) SPAC (i) has not consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; and (ii) has not entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(h) SPAC has not received written notice from a Governmental Entity that it has, or has ever had, a permanent establishment (within the meaning of an applicable Tax treaty or applicable local law) in any country other than the country of its organization.

(i) During the two (2) year period ending on the date of this Agreement, SPAC was not a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to be governed in whole or in part by Section 355 of the Code.

(j) SPAC is not and has never been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code and is not and has never been treated as a “domestic corporation” under Section 7874(b) of the Code.

(k) SPAC is treated as a corporation for U.S. federal, state, and local income tax purposes.

(l) SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing (in each case where there is a reference to the Code or Treasury Regulations, including any corresponding or similar provision of state, local or non-U.S. Legal Requirements): (i) an installment sale or open transaction, (ii) a prepaid amount received or deferred revenue recognized outside the ordinary course of business, (iii) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulations Section 1.1502-19, or (iv) a change in or use of an improper accounting method, including pursuant to Section 481 of the Code.

(m) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Legal Requirements), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Entity with respect to SPAC which agreement or ruling would be effective after the Closing Date (or, for the avoidance of doubt, that would require SPAC to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date).

(n) SPAC has not taken, or agreed to take, any action not contemplated by this Agreement that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment. To the Knowledge of SPAC, there are no facts or circumstances that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

Nothing in Section 5.12 or any other provision of this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date, or limitations on (or availability of) any net operating losses, Tax basis or other Tax attributes of (or with respect to) SPAC or with respect to the Tax matters of (or with respect to) SPAC for any taxable period (or portion thereof) ending after the Closing Date.

Section 5.13 Information Supplied. The information relating to SPAC supplied or to be supplied by or on behalf of SPAC for inclusion or incorporation by reference (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form registration or other filing made with any Governmental Entity or stock exchange with respect to the Transactions or (b) in the Registration Statement, including the Proxy Statement, will not, on the date of filing thereof, or, with respect to the Registration Statement, including the Proxy Statement (or any amendment thereof or supplement thereto) (x) on the date that the Registration Statement, including the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, as applicable, (y) at the time of the Special Meeting or (z) at the Effective Times, contain any untrue statement of any material fact, or omit or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading in light of the circumstances under which such statement is made. If, at any time prior to the Effective Times, any event or circumstance relating to SPAC or its officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, SPAC shall promptly inform the Company. The Registration Statement, including the Proxy Statement, will comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the information relating to SPAC supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in any press release when distributed will contain any untrue statement of a material fact, or omit or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they such statement is made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by SPAC with respect to the information relating to the Group Companies that has been or will be supplied by the Company or any of its Representatives for inclusion in the Proxy Statement and the Registration Statement.

Section 5.14 Employees; Benefit Plans. Other than any former officers or as described in the SPAC SEC Reports, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently and has never maintained or had any liability under any benefit plan, and neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC; or (b) result in the acceleration of the time of payment or vesting of any such benefits.

Section 5.15 Compliance with International Trade & Anti-Corruption Laws.

(a) Since SPAC’s incorporation, neither SPAC or any of its directors, officers, employees, nor, to the Knowledge of SPAC, any of their Representatives, or any other Persons acting for or on behalf of SPAC, is or has been, (i) a Sanctioned Person; (ii) engaging in dealings with or for the benefit of any Sanctioned Person, or with or involving any Sanctioned Country; (iii) engaging in any conduct, activity, or practice that would constitute an actual or apparent violation of any applicable Sanctions or Customs & International Trade Law; or (iv) the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Sanctions or Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any actual or alleged violation of any applicable Sanctions or Customs & International Trade Laws. Since SPAC’s incorporation, neither SPAC or any of its directors, officers, employees, nor, to the Knowledge of SPAC, any of their Representatives, or any other Persons acting for or on behalf of SPAC, (a) have received any actual or, to the Knowledge of the SPAC, threatened claims or investigations by a Governmental Entity with respect to Sanctions or Customs & International Trade Authorizations and compliance with applicable Sanctions and Customs & International Trade Laws, or (b) have made any disclosures to any Governmental Entity with respect to any actual or potential noncompliance with any applicable Sanctions or Customs & International Trade Laws. Since SPAC’s incorporation, SPAC, its directors, officers, employees, and, to the Knowledge of SPAC, any of their Representatives, or any other Persons acting for or on behalf of SPAC, have been in compliance with all applicable Sanctions and Customs & International Trade Laws. SPAC, and to the Knowledge of SPAC, any other Representative acting on behalf of SPAC, have in place adequate controls, and systems reasonably designed to promote compliance with applicable Sanctions and Customs & International Trade Laws.

(b) Since SPAC’s incorporation, neither SPAC, its directors or officers, nor, to the Knowledge of SPAC, any of its employees, agents or any other Persons acting for or on behalf of SPAC has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any Anti-Corruption Laws. SPAC has implemented and maintained policies and procedures reasonably designed to promote compliance with, and prevent violation of, Anti-Corruption Laws.

Section 5.16 Board Approval; Shareholder Vote. The board of directors of SPAC (including any required committee or subgroup of the board of directors of SPAC) has, as of the date of this Agreement, unanimously: (a) approved this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interests of SPAC. Other than obtaining the Required SPAC Shareholder Approval, no other corporate proceedings on the part of SPAC are necessary to approve the consummation of the Transactions.

Section 5.17 Affiliate Transactions. Except as described in the SPAC SEC Reports, no Contract between SPAC, on the one hand, and any of the present or former directors, officers, employees, shareholders, stockholders or warrant holders or Affiliates of SPAC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing.

Section 5.18 Brokers. Except as set forth in Schedule 5.18 of the SPAC Disclosure Letter, SPAC does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 5.19 Disclaimer of Other Warranties. SPAC HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, HOLDCO OR SPAC MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SPAC OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY INSIDER, ANY OF THE GROUP COMPANIES, OR ANY OF THE RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING, SPAC ACKNOWLEDGES THAT: (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, HOLDCO AND SPAC MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY, HOLDCO AND SPAC MERGER SUB IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS AND (B) OTHER THAN AS EXPRESSLY MADE BY SUCH PERSON IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NOR HOLDCO OR SPAC MERGER SUB, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO SPAC OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO SPAC OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY, HOLDCO OR SPAC MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES, AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. SPAC HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS. SPAC HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES, HOLDCO AND SPAC MERGER SUB, AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING, AND IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, SPAC HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY, HOLDCO AND SPAC MERGER SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS Section 5.19 CLAIMS AGAINST ANY GROUP COMPANY, HOLDCO, SPAC MERGER SUB OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS BY SUCH PERSON.

Article VI

REPRESENTATIONS AND WARRANTIES OF HOLDCO AND SPAC MERGER SUB

Holdco and SPAC Merger Sub, severally and not jointly, hereby represent and warrant to SPAC and the Company, as of the date of this Agreement and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which are made as of such date) as follows:

Section 6.01 Organization and Qualification. It is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization. It has the requisite corporate or limited liability power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or its ability to perform their obligations under this Agreement or the Transaction Agreements. It is not in violation of any of the provisions of their respective Governing Documents. It is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or its to perform their obligations under this Agreement or the Transaction Agreements to which it is a party.

Section 6.02 Subsidiaries and Formation. It has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, except, in the case of Holdco, SPAC Merger Sub. It does not have any assets or properties of any kind other than those incident to its formation and this Agreement, and does not now conduct and has never conducted any business. It is an entity that has been formed solely for the purpose of engaging in the Transactions.

Section 6.03 Capitalization. All of its outstanding shares of capital stock are (i) duly authorized, validly paid, and non-assessable and (ii) free and clear of all Liens (other than Permitted Liens). All outstanding shares of capital stock of SPAC Merger Sub are owned by Holdco, free and clear of all Liens (other than Permitted Liens).

Section 6.04 Authority Relative to this Agreement. It has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers). The execution and delivery by it of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by it of the Transactions (including the Mergers) have been duly and validly authorized by all necessary corporate action on its part b, and no other proceedings on the part of it (or any of its equityholders) are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the Transactions. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of it, enforceable against it in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

Article VII
CONDUCT PRIOR TO THE CLOSING DATE

Section 7.01 Conduct of Business by the Company, the Company Subsidiaries, Holdco and SPAC Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Times, the Company shall, and shall cause each of the Company Subsidiaries, Holdco and SPAC Merger Sub to, carry on its business in the Ordinary Course of Business, except: (a) to the extent that SPAC Sponsor or SPAC shall otherwise consent in writing (such consent not to be unreasonably conditioned, withheld or delayed); (b) as contemplated by this Agreement or set forth in Schedule 7.01 of the Company Disclosure Letter; or (c) as required by applicable Legal Requirements. Without limiting the generality of the foregoing, except as contemplated by this Agreement or as set forth in Schedule 7.01 of the Company Disclosure Letter, or as required by applicable Legal Requirements, without the prior written consent of SPAC Sponsor or SPAC (such consent not to be unreasonably conditioned, withheld or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Times, the Company, Holdco and SPAC Merger Sub shall not, and the Company shall cause the Company Subsidiaries, not to, do any of the following; provided, that such restrictions shall not be binding on the Company, the Company Subsidiaries, Holdco and SPAC Merger Sub to the extent such restrictions constitute an unlawful fetter of their statutory powers under relevant law:

(a) except as otherwise required by any existing Employee Benefit Plan, (i) materially increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus equity, retention, retirement pay or benefits to, any current or former employee, officer, director or independent contractor, other than increases in base pay and corresponding proportionate increases in bonus targets in connection with promotions or the Group Companies’ annual performance review cycle in the Ordinary Course of Business, or increases in base pay and corresponding proportionate increases in bonus targets pursuant to arrangements which are effective as of or prior to the date of this Agreement or not more than 5% individually or 3% in the aggregate; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, officer, director or independent contractor; (iii) enter into, materially amend or terminate any Employee Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Benefit Plan if it had been in effect on the date of this Agreement (other than entering into and terminating individual employment or consulting agreements or offer letters upon hire and termination of employment for agreements and offer letters that would not be required to be disclosed on Schedule 4.11(a) of the Company Disclosure Letter); (iv) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any Employee Benefit Plan; (v) grant any equity or equity-based compensation awards or amend or modify any outstanding equity-based compensation award under any Employee Benefit Plan other than grants to new hires or in the case of promotions in the Ordinary Course of Business, not to exceed $500,000 in the aggregate; (vi) hire or terminate any employee or independent contractor with annual base pay in excess of $500,000; or (vii) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization, works council or similar employee representation organization;

(b) plan, announce or implement any reduction in force, early retirement program, furlough or other voluntary or involuntary employment termination program, in each case, not in compliance with the WARN Act;

(c) other than in the Ordinary Course of Business, assign, license, encumber, transfer or otherwise dispose of any right, title or interest in or to any Owned Intellectual Property that is material to any of the businesses of the Group Companies, taken as a whole;

(d) (i) split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (ii) repurchase, redeem or otherwise acquire, any membership interests, share capital or any other equity interests, as applicable, in any Group Company, Holdco or SPAC Merger Sub; provided, that, the Company, in its sole discretion, upon reasonable consultation with SPAC, may repurchase, redeem, buyback or otherwise acquire, or offer to repurchase, redeem, buyback or otherwise acquire, any share capital or any other equity interests of any Group Company if the Company determines, in good faith, that such repurchase, redemption, buyback or other acquisition is necessary or required to facilitate or consummate the Transactions; (iii) except as contemplated by the PIPE Investment, grant, issue sell or otherwise dispose, or authorize to issue, sell, or otherwise dispose, any membership interests, share capital or any other equity interests (such as options, restricted shares or other Contracts for the purchase or acquisition of such share capital), as applicable, in any Group Company, Holdco or SPAC Merger Sub or (iv) except for the USD Dividend, make, declare or pay any dividend or distribution to the stockholders of the Company in their capacities as stockholders;

(e) amend or otherwise change its Governing Documents in any material respect, other than in connection with internal restructurings conducted in the Ordinary Course of Business;

(f) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire any business or a material portion of the assets of any Person, in each case with a transaction value greater than $10,000,000 and which transaction would be deemed material such that the Registration Statement would require the inclusion of the audited financial statements relating to such business or assets or would otherwise be reasonably expected to materially extend the time required to prepare and file the Registration Statement or have it be declared effective under the Securities Act;

(g) make, incur or commit to make or incur, or authorize any capital expenditures that in the aggregate exceed $5,000,000, other than any capital expenditure (or series of capital expenditures) consistent with the Company’s annual capital expenditure budget for the pre-Closing period or any capital expenditures in the Ordinary Course of Business;

(h) release, assign, compromise, settle or agree to settle any Legal Proceeding involving payments by any Group Company of $1,000,000 or more, or that imposes any material non-monetary obligations on a Group Company;

(i) other than in the Ordinary Course of Business, (A) modify or amend in a manner that is materially adverse to the applicable Group Company or terminate any Company Material Contract; (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; or (C) waive, delay the exercise of, release, or assign any material rights or claims under any Company Material Contract;

(j) except as required by IFRS (or any interpretation thereof) or applicable Legal Requirements, make any material change in accounting methods, principles or practices;

(k) (i) make, change or revoke any material Tax election; (ii) change (or request to change) any material method of accounting for Tax purposes; (iii) amend any material Tax Return; (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar state, local, or non-U.S. Legal Requirement) with any Governmental Entity with respect to material Taxes; (v) settle or compromise any Tax audit, examination, claim or proceeding with respect to material Taxes; or (vi) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an ordinary course extension to file any Tax Return);

(l) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up;

(m) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than (i) payments or distributions relating to obligations in respect of arm’s-length commercial transactions pursuant to the agreements set forth on Schedule 7.01(m) of the Company Disclosure Letter as existing on the date of this Agreement and (ii) compensation for services or reimbursements in the Ordinary Course of Business;

(n) knowingly take any action or fail to take any action that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment; or

(o) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 7.01(a) through (n).

Section 7.02 Conduct of Business by SPAC. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the SPAC Effective Time, SPAC shall carry on its business in the ordinary course consistent with past practice, except: (a) to the extent that the Company shall otherwise consent in advance and in writing (such consent not to be unreasonably conditioned, withheld or delayed); (b) as contemplated by this Agreement or set forth in Schedule 7.02 of the SPAC Disclosure Letter; or (c) as required by applicable Legal Requirements. Without limiting the generality of the foregoing, except as set forth in Schedule 7.02 of the SPAC Disclosure Letter, or as required by applicable Legal Requirements, without the prior written consent of the Company (such consent not to be unreasonably conditioned, withheld or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, SPAC shall not do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, shares, equity securities or property) in respect of any share capital (or warrant) or split, subdivide, combine, consolidate or reclassify any share capital (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital or warrant, or effect any like change in capitalization;

(b) other than purchases or redemptions of SPAC equity securities required by the SPAC’s Governing Documents in connection with an extension of the deadline of the SPAC to complete its initial business combination, purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of SPAC;

(c) except for the issuance of Private Placement Warrants to SPAC Sponsor in connection with the conversion of working capital loans, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares or other equity securities or any securities convertible into or exchangeable for share capital, shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares or other equity securities or any securities convertible into or exchangeable for shares or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares or equity securities or convertible or exchangeable securities;

(d)  except in connection with an extension of the deadline of the SPAC to complete its initial business combination under the SPAC’s Governing Documents, amend its Governing Documents or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f) (i) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons; (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, enter into any “keep well” or other agreement to maintain any financial statement condition; or (iii) enter into any arrangement having the economic effect of any of the foregoing; provided, however, that SPAC shall be permitted to incur Indebtedness from its Affiliates and shareholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of SPAC in due course on a non-interest basis and otherwise on terms and conditions no less favorable than arm’s-length and repayable at Closing;

(g) except as required by U.S. GAAP (or any interpretation thereof) or applicable Legal Requirements, make any change in accounting methods, principles or practices;

(h) (i) make, change or revoke any material Tax election; (ii) change (or request to change) any material method of accounting for Tax purposes; (iii) amend any material Tax Return; (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar state, local, or non-U.S. Legal Requirement) with any Governmental Entity with respect to material Taxes; (v) settle or compromise any Tax audit, examination, claim or proceeding with respect to material Taxes; or (vi) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an ordinary course extension to file any Tax Return);

(i) knowingly take any action or fail to take any action that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment;

(j) create any Liens on any material property or material assets of SPAC;

(k) liquidate, dissolve, reorganize or otherwise wind up the business or operations of SPAC;

(l) commence, settle or compromise any Legal Proceeding;

(m) engage in any new line of business;

(n) amend in a manner materially detrimental to SPAC, terminate, permit to lapse or fail to use commercially reasonable efforts to maintain any franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities that SPAC is in possession of and that are reasonably necessary to be maintained following the Closing;

(o) except for an extension of the deadline of the SPAC to complete its initial business combination under the SPAC’s Governing Documents, amend the Trust Agreement or any other agreement related to the Trust Account; or

(p) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 7.02(a) through Section 7.02(o) above.

Article VIII
ADDITIONAL AGREEMENTS

Section 8.01 Proxy Statement; Special Meeting.

(a) Proxy Statement.

(i) As promptly as practicable following the execution and delivery of this Agreement, SPAC, Holdco and the Company shall use reasonable best efforts to prepare, and Holdco shall file with the SEC, (A) a registration statement, including a proxy statement of SPAC (as amended or supplemented, the “Proxy Statement”), on Form F-4 (as such filing is amended or supplemented, the “Registration Statement”) for the purposes of (I) registering under the Securities Act the Holdco Ordinary Shares to be issued pursuant to Section 3.01, the Public Warrants assumed by Holdco and the Holdco Ordinary Shares to be issuable upon the exercise of the Holdco Public Warrants (collectively, the “Registration Shares”), (II) providing the SPAC Shareholders with notice of the opportunity to redeem shares of SPAC Class A Shares (the “SPAC Shareholder Redemption”), and (III) soliciting proxies from holders of SPAC Shares to vote at the Special Meeting in favor of resolutions approving: (1) as an ordinary resolution, the adoption of this Agreement and approval of the Transactions; (2) as a special resolution, the approval of the SPAC Merger and the authorization of the SPAC’s entry into the SPAC Plan of Merger; (3) as an ordinary resolution (or if required by applicable Law or SPAC’s Governing Documents, as a special resolution) any other proposals the Parties deem necessary or desirable to consummate the Transactions ((1), (2) and (3) together, the “Required SPAC Shareholder Matters”); and (4) as an ordinary resolution, the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals or to seek reversal of redemption requests if SPAC Shareholders have elected to redeem an amount of SPAC Class A Shares such that SPAC would have less than $5,000,001 of net tangible assets (collectively, the “SPAC Shareholder Matters”). Without the prior written consent of the Company (each such consent not to be unreasonably withheld, conditioned or delayed), the SPAC Shareholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by SPAC’s shareholders at the Special Meeting. Holdco or SPAC, as applicable, shall make all other necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Registration Statement and the Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder. SPAC shall cause the Proxy Statement to be mailed to the SPAC Shareholders of record, as of the record date to be established by the board of directors of SPAC in accordance with SPAC’s Governing Documents, as promptly as practicable following the effectiveness of the Registration Statement (such date, the “Proxy Clearance Date”).

(ii) Each of SPAC, the Company and Holdco shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of SPAC, on the one hand, and the Company and Holdco, on the other hand, shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Each of SPAC, the Company and Holdco shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and the Proxy Statement and any amendment to the Registration Statement and the Proxy Statement filed in response thereto. If SPAC, the Company or Holdco becomes aware that any information contained in the Registration Statement or the Proxy Statement shall have become false or misleading in any material respect or omits or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading in light of the circumstances under which such statement is made or that the Registration Statement or the Proxy Statement is required to be amended or supplemented in order to comply with applicable law, then (i) such Party shall promptly inform the other Parties and (ii) SPAC, on the one hand, and the Company and Holdco, on the other hand, shall cooperate fully and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement or the Proxy Statement contained therein (in each case including documents incorporated by reference therein). SPAC, the Company and Holdco shall use reasonable best efforts to cause the Registration Statement and the Proxy Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the SPAC shareholders, as applicable, in each case pursuant to applicable law and subject to the terms and conditions of this Agreement and SPAC’s Governing Documents. Each of the Company, Holdco and SPAC shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that such Party receives from the SEC or its staff with respect to the Registration Statement or the Proxy Statement promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(b) SPAC shall establish a record date (which date shall be mutually agreed with the Company) for, duly call, and give notice of, the Special Meeting. SPAC shall convene and hold an extraordinary general meeting of the SPAC Shareholders (the “Special Meeting”), for the purpose of obtaining the approval of the SPAC Shareholder Matters, which meeting shall be held not more than 30 days after the date on which SPAC mails the Proxy Statement to the SPAC Shareholders (the “Special Meeting Date”). SPAC shall use its reasonable best efforts to obtain the approval of the Required SPAC Shareholder Matters at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements for the purpose of seeking the approval of the Required SPAC Shareholder Matters. Subject to the provisos in the immediately following sentence, SPAC shall include the SPAC Recommendation in the Proxy Statement. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Recommendation (a “Change in Recommendation”); provided, that, at any time prior to obtaining the approval of the SPAC Shareholder Matters, the SPAC Board may make a Change in Recommendation in response to any material event, change, occurrence or development (A) that does not relate to a SPAC Business Combination, (B) that does not relate to any change in the market price or trading volume of SPAC’s securities (it being understood that this clause (B) shall not prevent a determination that any event underlying such change constitutes an Intervening Event) and (C) (x) first occurring after the date hereof or (y) first actually or constructively known by the SPAC Board following the date hereof, if the SPAC Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such a Change in Recommendation would constitute a breach by the SPAC Board of its fiduciary duties under applicable law (an “Intervening Event”); provided, however, that the SPAC Board may not make a Change in Recommendation unless SPAC notifies the Company in writing at least ten (10) Business Days before taking that action of its intention to do so (such period from the time the Intervening Event notice is delivered until 5:00 p.m. New York time on the tenth (10th) Business Day from the date of such notice, it being understood that any material development with respect to such Intervening Event shall require a new notice with an additional five (5) Business Day period from the date of such notice), and specifies the reasons therefor, and negotiates, and causes its financial and legal advisors to negotiate, the Company in good faith during the applicable notice period (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the Transactions proposed by the Company so as to obviate the need for a Change in Recommendation and, following such good faith negotiations, the SPAC Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such Change in Recommendation would constitute a breach by the SPAC Board of its fiduciary duties under applicable law. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the Special Meeting: (i) to ensure that any supplement or amendment to the Registration Statement that the board of directors of SPAC has determined in good faith is required by applicable Legal Requirements is disclosed to the SPAC Shareholders and for such supplement or amendment to be promptly disseminated to the SPAC Shareholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of SPAC Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from the SPAC Shareholders for purposes of obtaining approval of the SPAC Shareholder Matters; or (iv) with the Company’s written consent; provided that in the event of a postponement or adjournment pursuant to clauses (i) or (ii), the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(c) If, in connection with the preparation and filing of the Registration Statement or the SEC’s review thereof, the SEC requests or requires that a Tax opinion with respect to the U.S. federal income tax consequences of the Transactions be prepared and submitted, the Parties shall deliver to counsel customary Tax representation letters satisfactory to such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such Tax opinion. Notwithstanding anything to the contrary in this Agreement, none of the Parties or their respective Tax advisors are obligated to provide any opinion that the Transactions contemplated by this Agreement qualify for the Intended U.S. Tax Treatment, other than a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of the Transactions included in the Registration Statement, including, without limitation, the Proxy Statement contained therein, as may be required to satisfy applicable rules and regulations promulgated by the SEC, nor will a Tax opinion by any Party’s advisors be a condition precedent to the Transaction. For greater certainty, nothing in this Agreement shall require (i) any counsel or advisors to SPAC to provide an opinion with respect to any Tax matters affecting the Company or any equityholders of the Company or (ii) any counsel or advisors to the Company to provide an opinion with respect to any Tax matters affecting SPAC, Holdco or their equityholders, in each case of (i) or (ii), including that the relevant portion of the Transactions qualify for its respective portion of the Intended U.S. Tax Treatment.

(d) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all fees paid by or on behalf of the Company to Governmental Entities in connection with any regulatory filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions (but excluding those expenses outlined in Section 8.04(c) below), including, any such filing fees related to the Registration Statement (collectively, the “Company Filing Fees”).

Section 8.02 Company Shareholder Approval.

(a) The Company shall, no later than ten (10) days after the Registration Statement is effective, establish the record date for, duly call and subject to the provisions of any court order directing the convening of such meetings, give notice of, a court ordered meeting and a general meeting of the Company Shareholders (the “Company Shareholders Meetings”), and, as promptly as practicable thereafter, convene and hold the Company Shareholders Meetings, in each case in accordance with the Governing Documents of the Company, the relevant court orders and the Jersey Companies Law, at which the Company Shareholders shall vote on the Company Shareholder Matters, in accordance with Section 8.03 below.

(b) As promptly as practicable following the execution and delivery of this Agreement, the Company shall, to the extent lawfully permissible and within its powers take all appropriate action to do, or cause to be done, all things necessary, proper or advisable to ensure that the Scheme of Arrangement shall be approved by the Requisite Majority, including (i) causing Company Shareholders and the Company’s transfer agent to make any necessary transfers and (ii) making such consequential updates to its register of members following such transfers to satisfy such requirements and take any such appropriate or necessary further actions to ensure that such requirements remain satisfied continuing through the approval of the Scheme of Arrangement and that any such Company Shareholder (who becomes a transferee of shares) shall have executed and delivered a voting support agreement in substantially the form of the Shareholder Support Agreement, unless such Company Shareholder is already a party to the Shareholder Support Agreement, provided that the foregoing shall not require the directors of the Company to take any action that would breach any applicable law or customary law duty or otherwise exceed the powers of the Company. From the date hereof through the Closing, the Company hereby agrees that it shall not, except as required or permitted under this Section 8.02, directly or indirectly, take any action or omission, or commit or agree to take any action or omission inconsistent with the foregoing.

Section 8.03 Scheme of Arrangement. Subject to the Jersey Companies Law and the regulations promulgated thereunder, as soon as reasonably practicable following the date of this Agreement, the Company, Holdco and SPAC Merger Sub shall, as applicable, take the following actions within the timeframes set forth in this Section 8.03; provided, however, that any such actions or the time frame for taking such action shall be subject to any amendment in the applicable provisions of the Jersey Companies Law and the regulations promulgated thereunder (and in case of an amendment thereto, such amendment shall automatically apply so as to amend this Section 8.03 accordingly): (i) as promptly as practicable following the date hereof, apply to the Royal Court of Jersey for an order convening a meeting of the Company Shareholders with respect to the Scheme of Arrangement (the “Convening Order”), (ii) immediately following the issuance of the Convening Order, circulate a notice pursuant to the Convening Order to the Company Shareholders convening the Royal Court ordered meeting and an extraordinary general meeting of the Company Shareholders at which the Company Shareholders will vote on the Scheme of Arrangement and approve the resolutions necessary to implement the Scheme of Arrangement respectively, (iii) following (A) the ruling of the Royal Court of Jersey on the Scheme of Arrangement; (B) the approval of the relevant Company Shareholder Matters at the extraordinary general meeting; and (C) in any case, on the Closing Date, cause the Act of the Court to be delivered to the Companies Registrar for registration. For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the Parties that the Act of the Court shall be delivered to the Companies Registrar and therefore, effective on the Closing Date.

Section 8.04 Certain Regulatory Matters.

(a) Each Party shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from Governmental Entities all consents, approvals, authorizations, qualifications and Orders as are necessary for the consummation of the Transactions contemplated by this Agreement as set forth on Section 8.04 of the Company Disclosure Letter, and (ii) promptly, and in any event within twenty (20) Business Days, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other filings and submissions that may be required under any other applicable Antitrust Law or other Financial Services Law. The Parties shall promptly and in good faith respond to all information requested of it by each Governmental Entity in connection with such notifications and filings and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary pursuant to this Section 8.04 and will take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to any filing or submission made pursuant to this Section 8.04. Without limiting the foregoing, SPAC and the Company shall: (A) promptly inform the other of any communication to or from any Governmental Entity regarding any filing or submission made pursuant to this Section 8.04; (B) permit each other to review in advance any proposed written communication to any such Governmental Entity and, to the extent reasonably practicable, incorporate reasonable comments thereto; (C) give the other prompt written notice of the commencement of any Legal Proceeding with respect to any filing or submission made pursuant to this Section 8.04; (D) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning any filing or submission made pursuant to this Section 8.04 unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (E) keep the other reasonably informed as to the status of any such Legal Proceeding; and (F) promptly furnish each other with copies of all correspondence, filings (to the extent allowed under applicable Legal Requirements) and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to any filing or submission made pursuant to this Section 8.04, provided that such communications may be redacted (x) to remove references concerning the valuation of the businesses of the Group Companies, or proposals from third parties with respect thereto, (y) as necessary to comply with contractual agreements or the rules of any applicable listing authority, stock exchange or regulatory body and (z) as necessary to address reasonable privilege or confidentiality concerns.

(b) Notwithstanding anything to the contrary herein, nothing herein obligates any Group Company or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any entity, facility or asset of such party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, (iv) enter into new licenses or other agreements, (v) to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, challenging the Transactions or this Agreement as violative of any Antitrust Law, or (vi) take any action which would violate, or be reasonably likely to violate, any applicable law or the rules of any applicable listing authority, stock exchange or regulatory body, in each case, in connection with obtaining from Governmental Entities any consents, approvals, authorizations, qualifications and Orders as are required in connection with the Transactions contemplated by this Agreement. Notwithstanding anything to the contrary, in no event shall any Group Company be obligated to agree to any restrictions on its businesses, divisions, operations, or product lines or bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which it is a party or otherwise required in connection with the consummation of the Transactions.

(c) Any filing fees with respect to any registrations, declarations and filings required in connection with the HSR Act or any other applicable Antitrust Laws shall be borne 50% by SPAC and 50% by the Company (subject to the proviso in Section 12.10).

Section 8.05 Other Filings; Press Release.

(a) From the date hereof through the Closing, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC, including preparation of the pro forma financials, and otherwise comply in all material respects with its reporting obligations under applicable securities laws.

(b) As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company.

(c) Promptly after the execution of this Agreement, SPAC and the Company shall also issue a joint press release announcing the execution of this Agreement.

Section 8.06 Confidentiality; Communications Plan; Access to Information.

(a) The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Beginning on the date hereof and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company, Holdco or SPAC Merger Sub, on the one hand, or SPAC, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) disclosure required by applicable Legal Requirement or stock exchange rule; or (vi) prior to the Closing, disclosure consented to in writing by SPAC (in the case of the Company, Holdco, or SPAC Merger Sub) or the Company (in the case of SPAC).

(b) SPAC and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by SPAC, or SPAC, in the case of a public announcement by the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Legal Requirements, in which case the disclosing Party shall, to the extent permitted by applicable Legal Requirements, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company, SPAC, Holdco and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Group Companies; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 8.05 or this Section 8.06(b); and (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement.

(c) The Company will afford SPAC and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books, records and personnel of the Group Companies during the period prior to the Closing to obtain information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Group Companies, as SPAC may reasonably request; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of such Group Companies. SPAC will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books, records and personnel of SPAC during the period prior to the Closing to obtain information concerning the business, including properties, results of operations and personnel of SPAC, as the Company may reasonably request; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of SPAC. Notwithstanding the foregoing, no Party shall be required to provide access to information that is legally privileged or where the access would jeopardize the protection of attorney-client privilege or other legal privilege, contravene any fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which a Party or any of its Affiliates is a party), or contravene applicable Legal Requirements (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

Section 8.07 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including using reasonable best efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article IX to be satisfied; (b) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (c) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of SPAC, sending a termination letter to the Trustee substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Holdco, SPAC or the Company to agree to any divestiture by itself or any of its Affiliates of shares or shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties, shares capital and capital stock, or the incurrence of any liability or expense.

Section 8.08 No SPAC Securities Transactions. Neither the Company nor any of its Subsidiaries will, directly or indirectly, engage in any transactions involving the securities of SPAC prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. The Company shall instruct each of its officers, directors and employees, in each case that have been provided access to the terms of the Transactions, to comply with the foregoing requirement.

Section 8.09 No Claim Against Trust Account. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, Holdco and SPAC Merger Sub hereby irrevocably waive any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with SPAC; provided that: (a) nothing herein shall serve to limit or prohibit the Company’s, Holdco’s or SPAC Merger Sub’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions (so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate any SPAC Shareholder Redemption) or for Fraud; and (b) nothing herein shall serve to limit or prohibit any claims that the Company, Holdco or SPAC Merger Sub may have in the future pursuant to this Agreement against SPAC’s assets or funds that are not held in the Trust Account.

Section 8.10 Disclosure of Certain Matters. Each of SPAC, Holdco, SPAC Merger Sub and the Company will promptly provide the other Parties with prompt written notice of: (a) any event, development or condition that is reasonably likely to cause any of the conditions set forth in Article IX not to be satisfied; or (b) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions.

Section 8.11 Securities Listing. The Company and Holdco will use their reasonable best efforts to cause the Holdco Ordinary Shares issued in connection with the Transactions to be approved for listing on a Listing Exchange at Closing.

Section 8.12 No Solicitation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall not, and shall cause its Subsidiaries not to, and shall direct its Representatives not to, directly or indirectly, other than as contemplated by this Agreement: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than SPAC, Holdco and their respective Representatives) concerning any merger, consolidation, sale of ownership interests and/or assets of any Group Company, recapitalization or similar transaction (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.12(a). The Company shall, and shall cause its Subsidiaries to, and shall direct their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination. A Company Business Combination expressly excludes (x) the PIPE Investment or (y) any other equity financing that results in an investment in any Group Company, with one (1) or more investors acquiring a minority percentage of equity of such Group Company; provided, that such equity would not reasonably be expected to prevent or render impractical, or otherwise delay, frustrate or impede the Transactions in any material respect.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, SPAC shall not, and shall cause SPAC Sponsor not to, and shall direct its Representatives not to, directly or indirectly, other than as contemplated by this Agreement: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company, Holdco and SPAC Merger Sub and their respective Representatives) concerning any merger, consolidation, sale of ownership interests and/or assets of SPAC, recapitalization or similar transaction or any other transaction that would constitute an “initial business combination” as defined in SPAC’s prospectus for its initial public offering (each, a “SPAC Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a SPAC Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a SPAC Business Combination; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.12(b). SPAC shall, and shall cause SPAC Sponsor and their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any SPAC Business Combination.

(c) Each Party shall, subject to the rules of any applicable listing authority, stock exchange or regulatory body, promptly (and in no event later than two (2) Business Days after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission and all material details thereof), after the execution and delivery of this Agreement. If either Party or, to its Knowledge, its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable, such Party shall, subject to the rules of any applicable listing authority, stock exchange or regulatory body, provide the other Parties with a copy of such inquiry, proposal, offer or submission.

Section 8.13 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Transfer Agent (which notice SPAC shall provide to the Transfer Agent in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC: (i) shall cause the documents, opinions and notices required to be delivered to the Transfer Agent pursuant to the Trust Agreement to be so delivered, including providing the Transfer Agent with the Trust Termination Letter; and (ii) shall use its reasonable best efforts to cause the Transfer Agent to distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to SPAC Shareholders who properly elect to have their SPAC Class A Shares redeemed for cash in accordance with the provisions of SPAC’s Governing Documents; (B) for income tax or other tax obligations of SPAC prior to Closing; (C) to the underwriters of SPAC’s initial public offering with respect to any Deferred Underwriting Fees; (D) for any unpaid SPAC Transaction Expenses; and (E) as repayment of loans and reimbursement of expenses to directors, officers and shareholders of SPAC; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 8.14 Director and Officer Matters.

(a) Group Companies.

(i) Holdco agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of any Group Company (each, together with such person’s heirs, executors or administrators, a “Company D&O Indemnified Party”), as provided in their respective Governing Documents, shall survive the Closing and shall continue in full force and effect. For a period of ten (10) years following the Closing Date, Holdco shall cause the Group Companies to maintain in effect the exculpation, indemnification and advancement of expenses provisions of such Group Company’s Governing Documents as in effect immediately prior to the Closing Date, and Holdco shall, and shall cause the Group Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Company D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(ii) Prior to the Closing, the Company may, at its sole discretion, purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Company D&O Tail”) in respect of acts or omissions occurring prior to the Acquisition Effective Time (including with respect to the Transactions and all actions taken in connection with them) covering each such Person that is a director or officer of a Group Company currently covered by the Company’s and its Affiliates’ (other than the Group Companies) directors’ and officers’ liability insurance policies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the ten (10) year period following the Closing. Holdco shall, and shall cause the Company to, maintain the Company D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Group Companies, as applicable, and no other Party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 8.14(a)(ii).

(iii) The rights of each Company D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of any Group Company, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of Holdco and the Group Companies under this Section 8.14(a) shall not be terminated or modified in such a manner as to adversely affect any Company D&O Indemnified Party without the consent of such Company D&O Indemnified Party. The provisions of this Section 8.14(a) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the Company D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 8.14(a).

(iv) If Holdco or, after the Closing, any Group Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, Holdco or the merging Group Company or successor or assign, as applicable, shall make commercially reasonable efforts to ensure that the successors and assigns of Holdco or such Group Company, successor or assign, as applicable, assume the obligations set forth in this Section 8.14(a).

(b) SPAC.

(i) Holdco agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of SPAC (each, together with such person’s heirs, executors or administrators, a “SPAC D&O Indemnified Party”), as provided in its Governing Documents or under those certain Indemnity Agreements, dated September 5, 2024, as entered into by and between SPAC and certain SPAC D&O Indemnified Parties, shall survive the Closing and shall continue in full force and effect. For a period of six (6) years from the Closing Date, (A) Holdco shall cause its Subsidiaries to maintain in effect the exculpation, indemnification and advancement of expenses provisions of SPAC’s Governing Documents as in effect immediately prior to the Closing Date and (B) Holdco shall, and shall cause the SPAC Surviving Company to, perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity, exculpation and advancement of expenses, and not to amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any SPAC D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(ii) Prior to the Closing, SPAC shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “SPAC D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of SPAC currently covered by the SPAC and its Affiliates’ directors’ and officers’ liability insurance policies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six (6) year period following the Closing. Holdco shall, and shall cause the SPAC Surviving Company to, maintain the SPAC D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by Holdco or the SPAC Surviving Company, as applicable.

(iii) The rights of each SPAC D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of SPAC, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of Holdco and the SPAC Surviving Company under this Section 8.14(b) shall not be terminated or modified in such a manner as to adversely affect any SPAC D&O Indemnified Party without the consent of such SPAC D&O Indemnified Party. The provisions of this Section 8.14(b) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the SPAC D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 8.14(b).

(iv) If Holdco or, after the Closing, the SPAC Surviving Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, Holdco, the SPAC Surviving Company, or the merging successor or assign, as applicable, shall make commercially reasonable efforts to ensure that the successors and assigns of Holdco, the SPAC Surviving Company, or the successor or assign, as applicable, assume the obligations set forth in this Section 8.14(b).

(c) On the Closing Date, Holdco shall enter into customary indemnification agreements reasonably satisfactory to each of Company and Holdco with the respective directors and officers of Holdco, which indemnification agreements shall continue to be effective following the Closing. At the SPAC Effective Time, SPAC Merger Sub shall assume all rights and obligations of SPAC under all indemnification agreements in effect as of the date hereof between SPAC and any person who is or was a director or officer of SPAC prior to the SPAC Effective Time and that have been made available to the Company prior to the date hereof, which indemnification agreements shall continue to be effective following the Closing.

Section 8.15 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be borne and paid by Holdco. Unless otherwise required by applicable law, Holdco shall timely file any Tax Return or other document with respect to such Transfer Taxes (and the Company shall reasonably cooperate with respect thereto as necessary).

Section 8.16 Section 16 Matters. Prior to the Effective Time, SPAC shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the SPAC Class A Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each director and officer of SPAC who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.17 Board of Directors(i). Except as otherwise agreed in writing by the Company and SPAC prior to the Closing, and conditioned upon the occurrence of the Closing, the Parties shall take all actions necessary or appropriate to cause (a) the number of directors constituting the Holdco Board to be five (5) directors and (b) the individuals set forth on Schedule 8.17 of the Company Disclosure Letter to be elected as members of the Holdco Board, effective as of the Closing; provided that (i) the Company will have the right to specify two (2) of the initial directors and the remaining three (3) directors, who shall be proposed by SPAC (and shall be reasonably acceptable to the Chief Executive Officer and the Chairman of the Company) (in each case, except as otherwise agreed by the Company and SPAC prior to Closing), shall qualify as independent directors. Unless otherwise agreed by the Company and SPAC prior to Closing, each independent director proposed shall have prior experience as an officer or a director of a company listed in the United States on Nasdaq or the New York Stock Exchange. A majority of the members of the Holdco Board shall be independent and the members of the Holdco Board shall collectively meet all other requirements of regulatory and exchange listing rules and reflect a commitment to diversity. On the Closing Date, Holdco shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Schedule 8.17 of the Company Disclosure Letter, which indemnification agreements shall continue to be effective following the Closing. The Chief Executive Officer of Holdco will have the right to form and appoint members of any advisory board.

Section 8.18 Incentive Equity Plan. In connection with the consummation of the Transactions, Holdco shall approve and adopt a customary incentive equity plan to hire and incentivize its executives and other employees in form and substance mutually agreed by SPAC and the Company that will have an initial share reserve of up to 11% of the Holdco Ordinary Shares on a fully diluted basis and will provide for up to a 3% annual evergreen increase in the share reserve for each plan year (the “Incentive Equity Plan”). Following the expiration of the 60-day period following the date on which Holdco has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Holdco shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Holdco Ordinary Shares issuable under the Incentive Equity Plan. For the avoidance of doubt, none of the equity awards or Holdco Ordinary Shares to be issued under the Incentive Equity Plan will result in any deduction to the Equity Value or the Equity Value Per Share.

Section 8.19 Warrant Agreement. At or prior to the SPAC Effective Time, SPAC and Holdco shall execute and deliver a warrant assumption agreement in a form mutually agreed by the Company and SPAC (the “Warrant Assumption Agreement”). Pursuant to the Warrant Assumption Agreement, SPAC and Holdco shall cause to become effective at and subject to the Closing, the Holdco Assumed Warrant Agreement.

Section 8.20 PCAOB Financial Statements. The Company shall, as soon as reasonably practicable following the date of this Agreement, and in any event no later than December 31, 2025, to deliver to SPAC final drafts, subject only to final approval and receipt of the written opinion and signature of the Company’s independent auditor of any modifications required for changes in events or circumstances after the date of such delivery of (i) the audited consolidated balance sheet of the Group Companies as of December 31, 2024 and 2023, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the two (2) fiscal years ended December 31, 2024 and 2023, each draft prepared in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financial Statements”), (ii) the unaudited interim consolidated balance sheet of the Group Companies as of June 30, 2025 and the related consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the six (6) months ended June 30, 2025 (the “Interim Financial Statements”) and (iii) any other audited or reviewed financial statements of the Group Companies that are required by applicable law to be included in the Registration Statement as audited or reviewed financial statements (together with the PCAOB Audited Financial Statement and the Interim Financial Statements, the “PCAOB Financial Statements”); provided, that upon delivery of such PCAOB Financial Statements as and when such PCAOB Financial Statements have been signed by the Company’s independent auditors in connection with the filing of the Registration Statement, the representations and warranties set forth in Section 4.07(a) and Section 4.07(b) shall be deemed to apply to the PCAOB Financial Statements with the same force and effect as if made as of the date of this Agreement. In addition, the Company shall use reasonable best efforts to deliver to SPAC true and complete copies of any additional audited or reviewed financial statements of the Company and the Company Subsidiaries for each period required to be included in any amendment or supplement to the Registration Statement as soon as practicable prior to the due date for filing any such amendment or supplement.

Section 8.21 PIPE Investment.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the SPAC Effective Time, the Company and SPAC may execute agreements as are mutually agreed by the Company and SPAC that would constitute an Additional PIPE Investment (“Additional PIPE Investment Agreements”). The form of any such PIPE Investment will be subject to the approval of the Company after reasonable consultation with SPAC. Each of the Company and SPAC shall use its commercially reasonable efforts to cooperate with each other in connection with the arrangement of any Additional PIPE Investment as may be reasonably requested by each other.

(b) Unless otherwise consented in writing by the Company and SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), none of the Company nor SPAC shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), any provision or remedy under, or any replacements of, any of the PIPE Investment Agreements. Each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Investment Agreements on the terms and conditions described therein, including maintaining in effect the PIPE Investment Agreements and to: (i) satisfy on a timely basis all conditions and covenants applicable to it in the PIPE Investment Agreements and otherwise comply with its obligations thereunder, (ii) without limiting the rights of any party to enforce certain of such PIPE Investment Agreements, in the event that all conditions in the PIPE Investment Agreements (other than conditions that the Company, SPAC or any of their respective Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the closings under the PIPE Investment Agreements) have been satisfied, consummate the transactions contemplated by the PIPE Investment Agreements at or prior to the Closing; (iii) confer with each other regarding timing of the expected closings under the PIPE Investment Agreements; and (iv) deliver notices to the applicable counterparties to the PIPE Investment Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the PIPE Investment Agreements. Without limiting the generality of the foregoing, the Company and SPAC, as applicable, shall give the other party prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any PIPE Investment Agreements known to the Company or SPAC, as applicable; (B) of the receipt of any notice or other communication from any party to any PIPE Investment Agreements by the Company or SPAC, as applicable with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, material breach, material default, termination or repudiation by any party to any PIPE Investment Agreements or any provisions of any PIPE Investment Agreements; and (C) if the Company or SPAC, as applicable, does not expect to receive all or any portion of the proceeds of the PIPE Investment on the terms, in the manner or from one (1) or more investors as contemplated by the PIPE Investment Agreements. The Parties shall use their commercially reasonable efforts to, and shall instruct their respective financial advisors to, keep the other Parties and the other Parties’ financial advisors reasonably informed with respect to the PIPE Investment during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the other Parties or the other Parties’ financial advisors with respect to the PIPE Investment.

Section 8.22 SPAC Transaction Expenses.

(a) If, at Closing, the unpaid SPAC Transaction Expenses exceeds the Expense Cap (the amount by which the unpaid SPAC Transaction Expenses exceed the Expense Cap, the “SPAC Transaction Expenses Cap Excess”), Holdco shall, pursuant to the Sponsor Support Agreement, cause the SPAC Sponsor to, in connection with the payment of the SPAC Transaction Expenses in accordance with this Agreement on the Closing Date, either (i) pay the SPAC Transaction Expenses Cap Excess in cash at Closing, or (ii) irrevocably forfeit and surrender to Holdco for no consideration a number of Holdco Ordinary Shares equal to the quotient of (x) the amount of the SPAC Transaction Expenses Cap Excess divided by (y) $10.00. Holdco shall, pursuant to the Sponsor Support Agreement, cause SPAC Sponsor to take any other action reasonably requested by the Company to evidence the forfeiture and surrender of such shares pursuant to this provision. Solely in the event of such forfeiture of Holdco Ordinary Shares pursuant to this provision, Holdco shall pay the SPAC Transaction Expenses Cap Excess in an amount equal to such forfeited shares multiplied by $10.00.

(b) From the date hereof until the Closing, SPAC shall provide to the Company on the first Business Day of every month, its good faith estimate of the unpaid SPAC Transaction Expenses (including a list of all such unpaid expenses together with written invoices).

Section 8.23 SPAC Merger Sub Shareholder Approval. As promptly as practicable following the execution and delivery of this Agreement, Holdco, as the sole shareholder of SPAC Merger Sub, shall adopt the SPAC Merger Sub Shareholder Approval, which resolution shall be in a form reasonably satisfactory to SPAC. Holdco agrees not to revoke or modify the SPAC Merger Sub Shareholder Approval.

Article IX
CONDITIONS TO THE TRANSACTION

Section 9.01 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Mergers and the other Transactions shall be subject to the satisfaction or, to the extent waivable, waiver at or prior to the Closing of the following conditions:

(a) SPAC Shareholder Approval. At the Special Meeting (including any postponements or adjournments thereof), the Required SPAC Shareholder Matters shall have been duly adopted by the SPAC Shareholders in accordance with the Cayman Companies Act, the SPAC’s Governing Documents and the rules and regulations of the Listing Exchange, as applicable (the “Required SPAC Shareholder Approval”).

(b) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(c) Governmental Approvals. (i) The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated, and (ii) the Parties will have received or have been deemed to have received all other necessary pre-Closing authorizations, consents, clearances, waivers and approvals of the Governmental Entities set forth on Schedule 9.01(c) to this Agreement in connection with the execution, delivery and performance of this Agreement and the Transactions (or any applicable waiting period thereunder shall have expired or been terminated).

(d) No Prohibition. There shall not be in force any Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(e) Secured Creditors. Immediately prior to the SPAC Merger, the SPAC shall have no secured creditors.

(f) Listing Approval. The shares of Holdco to be issued in connection with the Mergers and the other Transactions shall be approved for listing upon the Closing on Nasdaq (or any other public stock market or exchange in the United States as may be agreed by the Company and SPAC) subject to official notice of issuance thereof.

(g) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending effectiveness of the Registration Statement shall have been issued and no proceedings for those purposes will have been initiated or threatened by the SEC and not withdrawn.

(h) Scheme of Arrangement. The Scheme of Arrangement shall have been approved by a majority in number representing 3/4ths of the voting rights of the Company Shareholders or a class of them present and voting either in person or by proxy at a court ordered meeting in connection with the Scheme of Arrangement, and the relevant Acts of the Royal Court of Jersey relating to the Scheme of Arrangement shall have been obtained and been delivered to the Companies Registrar.

Section 9.02 Additional Conditions to Obligations of the Company, Holdco and SPAC Merger Sub.

(a) The obligations of the Company, Holdco and SPAC Merger Sub to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(i) No information made public by SPAC, or otherwise made available to the Company, Holdco or SPAC Merger Sub by SPAC, shall be materially inaccurate, incomplete or misleading in any material respect, and SPAC shall have made public all material information which is required to be made public by SPAC under applicable law.

(ii) No state of facts, changes, circumstances, occurrences, events or effects shall have occurred that, has had, or would reasonably be expected to have, a materially adverse effect on (x) the business, assets, financial condition or results of operations of SPAC; or (y) the ability of SPAC to perform its material obligations under this Agreement or to consummate the Transactions. The following events shall not be taken into regard when determining if a material adverse effect has occurred unless they disproportionately and adversely affect SPAC, relative to similarly situated companies in the industries in which SPAC conducts its operations: (A) acts of war, sabotage, civil unrest, cyberterrorism or terrorism, or changes in global, national, regional, state or local political or social conditions or the escalation or worsening of any ongoing conflict, or any change, escalation or worsening thereof; (B) natural or man-made disasters and other force majeure events; (C) any materially adverse effect attributable to the announcement, execution, pendency, negotiation or consummation of the Transactions; (D) changes or proposed changes in applicable legal requirements or regulation or interpretations or decisions by courts or any governmental entity after the date of this Agreement; (E) any downturn in general economic conditions; (F) effects generally affecting special purposes acquisition companies, including but not limited to, the extension of a special purpose acquisition company’s termination date; or (G) failure by SPAC to meet any financial projection (however a determination that the underlying facts and circumstances resulting in failure has resulted in material adverse effect shall not be prevented).

(iii) None of SPAC or SPAC Sponsor shall have (x) taken any action that is likely to impair the prerequisites for Closing, or (y) failed to take any action the failure of which is likely to impair the prerequisites for Closing.

(iv) The Private Placement Warrant Cancellation shall have been completed.

(b) If the conditions set out in this Section 9.02 have not been satisfied and Closing has not taken place on or before June 8, 2026, the Transactions will not be implemented, provided, however, that the Transactions will only be discontinued if the non-satisfaction is of material importance to the Transactions.

Section 9.03 Additional Conditions to the Obligations of SPAC. The obligations of SPAC to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by SPAC:

(a) The Fundamental Representations of the Company, Holdco, and SPAC Merger Sub, respectively, shall be true and correct in all material respects on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); the representations and warranties of the Company contained in Section 4.09 shall be true and correct in all material respects as of the date hereof and as of the Closing Date; and all other representations and warranties set forth in Article IV and Article VI hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where any failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably, be expected to have a Company Material Adverse Effect.

(b) The Company, Holdco and SPAC Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c) No Company Material Adverse Effect shall have occurred since the date of this Agreement that is continuing;

(d) The Company shall have delivered to SPAC a certificate, signed by an authorized representative of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 9.03(a), Section 9.03(b) and Section 9.03(c).

(e) Each of the covenants of the Company and the Company Shareholders party to the Shareholder Support Agreement that are required under the Shareholder Support Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(f) The Company, Holdco and SPAC Merger Sub shall have delivered, or caused to be delivered, all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder on or prior to the Closing, including the following:

(i) the A&R Registration Rights Agreement, duly executed by Holdco and the parties thereof; and

(ii) the Warrant Assumption Agreement, duly executed by Holdco.

(g) Holdco Board. The size and composition of Holdco Board shall be composed as set forth in Section 8.17.

(h) Holdco Organizational Documents.

(i) The shareholders of Holdco shall have voted to: (A) amend and restate the memorandum and articles of association of Holdco in the form of the Holdco A&R Memo and Articles effective as of immediately prior to the Acquisition Effective Time; (B) re-register Holdco as a public company limited by shares in Jersey effective as of immediately prior to the Acquisition Effective Time; and (C) change the name of Holdco; and

(ii) the following certificates shall have been obtained in respect of Holdco: (A) the certificate of re-registration of Holdco as a public company limited by shares; and (B) the certificate of incorporation on name change.

Section 9.04 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

Section 9.05 Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this Article IX that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Article X
TERMINATION

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of SPAC and the Company at any time;

(b) by either SPAC or the Company if the Transactions shall not have been consummated by June 8, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either SPAC or the Company if a Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Mergers, which Order or other action is final and nonappealable;

(d) by the Company, if any information made public by SPAC, or otherwise made available to the Company, Holdco or SPAC Merger Sub by SPAC, is materially inaccurate, incomplete or misleading in any material respect, or if SPAC has failed to make public all material information which is required to be made public by SPAC under applicable law; provided, however, that if such act or omission by SPAC is curable by SPAC prior to the Closing, then the Company must first provide written notice to SPAC of such act or omission and may not terminate this Agreement under this Section 10.01(d) until the earlier of: (i) 30 days after delivery of written notice from the Company to SPAC of such breach; and (ii) the Outside Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 10.01(d) if: (A) the Company, Holdco or SPAC Merger Sub shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by SPAC is cured during such 30 day period;

(e) by SPAC, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company, Holdco or SPAC Merger Sub, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 9.03(a) or Section 9.03(b) would not be satisfied; provided, however, that if such breach is curable by the Company, Holdco or SPAC Merger Sub prior to the Closing, then SPAC must first provide written notice to the Company of such breach and may not terminate this Agreement under this Section 10.01(e) until the earlier of: (i) 30 days after delivery of written notice from SPAC to the Company of such breach; and (ii) the Outside Date; and provided, further, that SPAC may not terminate this Agreement pursuant to this Section 10.01(e) if: (A) SPAC shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company, Holdco or SPAC Merger Sub, as applicable, is cured during such 30 day period;

(f) by either SPAC or the Company, if, at the Special Meeting (including any adjournments or postponements thereof), the Required SPAC Shareholder Matters are not duly adopted by the SPAC Shareholders by the requisite vote under the Cayman Companies Act and SPAC’s Governing Documents; or

(g) by either SPAC or the Company if, at the Company Shareholder Meetings (including any adjournments thereof), the Company Shareholder Approval is not obtained or the Act of the Court is not granted.

Section 10.02  Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 10.01 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 10.01, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except: (i) Section 8.09, this Section 10.02, Article XII (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any Willful Breach of this Agreement or Fraud.

Article XI
NO SURVIVAL

Section 11.01 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 11.01 nor anything else in this Agreement to the contrary (including Section 12.14) shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) the liability of any Person with respect to Fraud.

Article XII
GENERAL PROVISIONS

Section 12.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC to:

c/o SPAC
Vine Hill Capital Investment Corp.
500 E Broward Blvd., Suite 900
Fort Lauderdale, FL 33394
Attention:	Nicholas Petruska
Daniel Zlotnitsky
Email:	[***]

with copies to (which shall not constitute notice) to:

Paul Hastings LLP
515 South Flower Street
Twenty-Fifth Floor
Los Angeles, CA 90071
Attention:	Jonathan Ko
Joseph Swanson
Andrew Goodman
Email:	jonathanko@paulhastings.com
josephswanson@paulhastings.com
andrewgoodman@paulhastings.com

if to the Company, Holdco or SPAC Merger Sub to:

CoinShares International Limited
2nd Floor, 2 Hill Street, JE2
4UA St Helier Jersey, Channel Islands
Attention:	Jean-Marie Mognetti
Lisa Avellini
Email:	[***]

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attention:	Joel Rubinstein
Jeff Gilson
Email:	joel.rubinstein@whitecase.com
jeff.gilson@whitecase.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 12.02 Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were provided to or included in and available at the “https://services.intralinks.com/web/#workspace/18932225/documents” online datasite hosted by Intralinks at least one (1) Business Day prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation shall include all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars unless otherwise specified. References to “$” or “dollar” or “US$” shall be references to United States dollars, and references to “GBP” or “£” shall be references to Great British Pound.

Section 12.03 Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one (1) or more counterparts, all of which shall be considered one and the same document and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 12.04 Entire Agreement; Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Times, of Persons pursuant to the provisions of Section 8.14 and Section 12.14 (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies. Notwithstanding the foregoing, the Financial Advisor may rely on the representations and warranties contained in Article IV, Article V and Article VI as if such representation were made to the Financial Advisor.

Section 12.05 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 12.06 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate.

Section 12.07 Governing Law. This Agreement and the consummation of the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, provided that (i) the Scheme of Arrangement, and such other provisions of this Agreement expressly required by the terms of this Agreement to be governed by Jersey law, shall be governed by Jersey law and its regulations, and (ii) the SPAC Merger, and such other provisions of this Agreement expressly required by the terms of this Agreement to be governed by the Cayman Islands law, shall be governed by the Cayman Islands law and its regulations.

Section 12.08 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts located in the State of New York, in each case in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized for notice under this Agreement or otherwise by the laws of the State of New York for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process.

(b) Each Party hereby waives, and any Person asserting rights as a third-party beneficiary may do so only if he, she or it waives, and, in each case, agrees not to assert as a defense in any legal dispute, that: (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Legal Proceeding may not be brought or is not maintainable in such court; (c) such Person’s property is exempt or immune from execution; (d) such Legal Proceeding is brought in an inconvenient forum; or (e) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by New York law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.01. Notwithstanding the foregoing in this Section 12.08, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 12.09 Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 12.10 Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses; provided that, if the Closing occurs, subject to Section 8.22, (a) any (i) unpaid Company Transaction Expenses and (ii) unpaid SPAC Transaction Expenses up to the Expense Cap, shall be paid by or on behalf of Holdco or a Subsidiary of Holdco at or promptly following the Closing, and (b) the Company shall pay any fees payable in connection with any regulatory filings made pursuant to Section 8.04(a) (but excluding those expenses outlined in Section 8.04(c) above), including, any such filing fees related to the Registration Statement.

Section 12.11 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 12.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 12.12 Amendment. This Agreement may be amended by the Parties at any time only by execution of an instrument in writing signed on behalf of each of the Parties.

Section 12.13 Extension; Waiver. At any time prior to the Closing, SPAC and the Company (on behalf of itself, Holdco and SPAC Merger Sub) may, to the extent not prohibited by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties; (b) waive any inaccuracies in the representations and warranties made by the other Party or Parties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 12.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirement or otherwise. The provisions of this Section 12.14 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 12.14. This Section 12.14 shall be binding on all successors and assigns of the Parties.

Section 12.15 Disclosure Letters and Exhibits. The Company Disclosure Letter and the SPAC Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty of the Company, Holdco or SPAC Merger Sub, on the one hand, or SPAC, on the other hand, as applicable, in this Agreement. Certain information set forth in the Company Disclosure Letter and the SPAC Disclosure Letter is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the SPAC Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or the SPAC Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Company Disclosure Letter or the SPAC Disclosure Letter is or is not material for purposes of this Agreement.

Section 12.16 Conflicts and Privilege.

(a) Each of the Parties, on behalf of their respective successors and assigns (including, after the Closing, Holdco), hereby agrees that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the SPAC Sponsor, the pre-SPAC Merger shareholders or holders of other equity interests of SPAC, the shareholders or holders of other equity interests in SPAC Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “SPAC Group”), on the one hand, and (y) the Company or any member of the Company Group (as defined below), on the other hand, any legal counsel, including, Paul Hastings (“PH”), that represented SPAC or the SPAC Sponsor prior to the Closing may represent the SPAC Sponsor or any other member of the SPAC Group, in such dispute even though the interests of such Persons may be directly adverse to the Company, the Company Group or any of its respective Subsidiaries, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for the Company Group, any of its respective Subsidiaries or the SPAC Sponsor or any of its Affiliates. The Parties, on behalf of their respective successors and assigns (including, after the Closing, Holdco), further agree that, as to all communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to the Transaction Agreements or the Transactions) between or among SPAC, SPAC Sponsor or any member of the SPAC Group, on the one hand, and PH on the other hand (the “SPAC Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the SPAC Group after the Closing, and shall not pass to or be claimed or controlled by the Company Group or any of their Subsidiaries or Affiliates. The Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person not in the SPAC Group may use or rely on any of the SPAC Privileged Communications, whether located in the records or email server of SPAC, Holdco, SPAC Merger Sub or their respective Subsidiaries, in any Legal Proceeding against or involving any of the Parties after the Closing, and the Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree not to assert that any privilege has been waived as to the SPAC Privileged Communications, by virtue of the Mergers.

(b) Each of the Parties, on behalf of their respective successors and assigns (including, after the Closing, Holdco), hereby agrees that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company or any member of the Company Group, or any of their respective directors, members, partners, officers, employees or Affiliates, including Holdco and SPAC Merger Sub (collectively, the “Company Group”), on the one hand, and (y) any member of the SPAC Group, on the other hand, any legal counsel, including White & Case LLP (“W&C”) that represented the Company, Holdco or SPAC Merger Sub prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Company, Holdco or SPAC Merger Sub or any of their respective Subsidiaries, and even though such counsel may have represented the Company, Holdco, SPAC Merger Sub or any of their respective Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Company, Holdco, SPAC Merger Sub or any of their respective Subsidiaries. The Parties, on behalf of their respective successors and assigns (including, after the Closing, Holdco), further agree that, as to all communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, the Transaction Agreements or the Transactions) between or among the Company, Holdco, SPAC Merger Sub or any member of the Company Group, on the one hand, and W&C, on the other hand (collectively, the “Company Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the SPAC Group or their respective Subsidiaries or Affiliates. The Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person not in the Company Group may use or rely on any of the Company Privileged Communications, whether located in the records or email server of the Company, Holdco, SPAC Merger Sub or their respective Subsidiaries, in any Legal Proceeding against or involving any of the Parties after the Closing, and the Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree not to assert that any privilege has been waived as to the Company Privileged Communications, by virtue of the Mergers.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

ODYSSEUS HOLDINGS LIMITED

By:	/s/ Jeri-Lea Brown
Name: Jeri-Lea Brown
Title: Director

ODYSSEUS (CAYMAN) LIMITED

By:	/s/ Jeri-Lea Brown
Name: Jeri-Lea Brown
Title: Director

COINSHARES INTERNATIONAL LIMITED

By:	/s/ Jean-Marie Mognetti
Name: Jean-Marie Mognetti
Title: Chief Executive Officer

VINE HILL CAPITAL INVESTMENT CORP.

By:	/s/ Nicholas Petruska
Name: Nicholas Petruska
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]